As filed with the Securities and Exchange Commission on February 23, 2015.

Registration No. 333-201431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Paramount Gold Nevada Corp.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	1000	98-0138393
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

665 Anderson Street
Winnemucca, NV 89445
(775) 625-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlo Buffone
Chief Financial Officer
665 Anderson Street
Winnemucca, NV 89445
(775) 625-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
James T. Seery
LeClairRyan, A Professional Corporation
One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, New Jersey 07102
(973) 491-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger (the “Merger”) of Paramount Gold and Silver Corp. (“Paramount”) with and into Hollywood Merger Sub, Inc. (“Merger Sub”) pursuant to the merger agreement described herein have been satisfied or waived.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement and the prospectus which is a part of the Registration Statement have been prepared on a prospective basis on the assumption that, among other things, the spin-off of the registrant from Paramount, the Merger (as described in the prospectus that is a part of this Registration Statement) and the related transactions and approvals contemplated to occur prior to or contemporaneously with the spin-off and Merger will be consummated as contemplated by the prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any material modifications to or variations in the transactions contemplated will be reflected in an amendment to this Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 23, 2015

PRELIMINARY PROSPECTUS

PARAMOUNT GOLD NEVADA CORP.

Common Stock

This prospectus is being furnished in connection with the planned distribution by Paramount Gold and Silver Corp., or Paramount, to its stockholders of approximately           shares of common stock, representing approximately 95.1% of the issued and outstanding shares of common stock, of Paramount Gold Nevada Corp., a Nevada corporation (which we refer to in this prospectus as “SpinCo”). SpinCo will, at the time of the distribution, hold, directly or indirectly, all of Paramount’s Nevada assets and businesses.

Paramount will make the distribution on a pro rata basis to its common stockholders and, as a result of the distribution, SpinCo will become a separate publicly traded company. We expect the distribution of SpinCo common stock to occur shortly before consummation of the Merger (as described below). If the conditions to the distribution are satisfied or waived, each Paramount stockholder will receive           of a share of common stock of SpinCo for each share of common stock of Paramount held by such stockholder at the close of business on the record date of the distribution, which we expect will be           , 2015. Paramount will not distribute any fractional shares of common stock of SpinCo, but instead will distribute cash, without interest, in lieu of any fractional shares of common stock of SpinCo that would have been received after application of the above ratio. Following the distribution, Paramount will no longer own any shares of common stock of SpinCo.

Promptly following the distribution, we expect that Paramount will be acquired by Coeur Mining, Inc., or Coeur, through the merger of a subsidiary of Coeur with and into Paramount, with Paramount surviving the merger as a subsidiary of Coeur. We refer to these events as the “Merger.” The Merger will not occur unless the distribution has been completed, and the distribution will not occur unless the Merger is expected to occur. If Paramount stockholders or Coeur stockholders do not approve the Merger or if the other conditions to the Merger are not expected to be satisfied or waived, Paramount will not be required to complete the distribution.

In general, the SpinCo common stock received by Paramount stockholders in the distribution will be treated as a taxable dividend in an amount equal to the fair market value of the SpinCo common stock received, to the extent of Paramount’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the fair market value of the SpinCo common stock received exceeds Paramount’s current and accumulated earnings and profits, the excess will be treated first, as reducing a Paramount stockholder’s adjusted basis in the stockholder’s shares of Paramount common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. The rules governing the tax consequences of the distribution are complex. You are urged to read the summary of the U.S. federal income tax consequences of the distribution later in this prospectus and to consult your own tax advisor regarding the tax consequences of the distribution to you in your particular circumstances.

As discussed under “The Separation and Distribution—Trading Prior to the Distribution Date,” if you sell your shares of Paramount common stock in the “regular-way” market before the distribution, you also will be selling your right to receive shares of common stock of SpinCo in connection with the distribution.

The distribution will occur prior to the Merger. As a result, the shares of SpinCo common stock you receive in the distribution will not be affected by the Merger. Any rights you have as a Paramount stockholder, which would include any right to receive the Merger consideration, will not result from your ownership of SpinCo common stock.

No vote of Paramount stockholders is required in connection with the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the distribution. Paramount is seeking approval of the Merger and the merger agreement from its stockholders for the Merger at a special meeting of Paramount stockholders to be held on           , 2015. In connection with and prior to the special meeting, Coeur and Paramount will distribute a joint proxy statement/prospectus, which we refer to as the “Proxy Statement,” to their respective stockholders.

If the Merger is approved by the stockholders of Paramount and Coeur, the conditions for consummating the distribution and the Merger are satisfied and you hold shares of Paramount common stock on the record date for the distribution, no further action on your part is necessary for you to receive the shares of SpinCo common stock in the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of common stock of Paramount or take any other action to receive your shares of SpinCo common stock. However, Paramount stockholders will be required to surrender their shares of common stock in order to receive the Merger consideration.

Paramount currently owns 100% of the outstanding shares of SpinCo common stock. Immediately prior to the distribution, SpinCo will issue to Coeur newly issued shares of SpinCo common stock amounting to approximately 4.9% of the outstanding SpinCo common stock after such issuance for an amount equal to $1,470,000. There currently is no public trading market for such shares of SpinCo common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the record date for the distribution, and we expect “regular-way” trading of SpinCo shares of common stock to begin on the first trading day following the distribution date. SpinCo intends to apply to have its shares of common stock authorized for listing on the NYSE MKT LLC under the ticker symbol “PZG.” Following the Merger, Paramount will be delisted from and will cease to trade on the NYSE MKT LLC and the Toronto Stock Exchange.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, we expect to be eligible for reduced public reporting requirements under the Securities Exchange Act of 1934, as amended.

You should carefully consider the matters described in the section titled “Risk Factors” beginning on page [12] of this prospectus for a discussion of factors that should be considered by recipients of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this prospectus is           , 2015.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is being furnished solely to provide information to Paramount stockholders who will receive shares of SpinCo common stock in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Paramount. This prospectus describes our business, our relationship with Paramount, the distribution and the Merger, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

GLOSSARY OF MINING TERMS

In this prospectus, the following terms have the following meanings:

alteration – any change in the mineral composition of a rock brought about by physical or chemical means.

assay – a measure of the valuable mineral content.

development stage – a “development stage” project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

diamond drilling – rotary drilling using diamond-set or diamond-impregnated bits, to produce a solid continuous core of rock sample.

dip – the angle that a structural surface, a bedding or fault plane, makes with the horizontal, measured perpendicular to the strike of the structure.

disseminated – where minerals occur as scattered particles in the rock.

exploration stage – an “exploration stage” prospect is one which is not in either the development or production stage.

fault – a surface or zone of rock fracture along which there has been displacement.

feasibility study – a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production formation – a distinct layer of sedimentary rock of similar composition.

geochemistry – the study of the distribution and amounts of the chemical elements in minerals, ores, rocks, solids, water, and the atmosphere.

geophysical surveys – a survey method used primarily in the mining industry as an exploration tool, applying the methods of physics and engineering to the earth’s surface.

geophysics – the study of the mechanical, electrical and magnetic properties of the earth’s crust.

geotechnology – the study of ground stability.

grade – quantity of metal per unit weight of host rock.

heap leach – a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed to dissolve metals, e.g., gold, copper etc.; the solutions containing the metals are then collected and treated to recover the metals.

host rock – the rock in which a mineral or an ore body may be contained.

in-situ – in its natural position.

lithology – the character of a rock described in terms of its structure, color, mineral composition, grain size and arrangement of tits component parts, all those visible features that in the aggregate impart individuality to the rock.

mapped or geological mapping – the recording of geologic information including rock units and the occurrence of structural features, attitude of bedrock, and mineral deposits on maps.

mineral – a naturally occurring inorganic crystalline material having a definite chemical composition.

mineralization – a natural accumulation or concentration in rocks or soil of one or more potentially economic minerals; also the process by which minerals are introduced or concentrated in a rock.

mineralized material – refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

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open pit or open cut – surface mining in which the ore is extracted from a pit or quarry, the geometry of the pit may vary with the characteristics of the ore body.

ore – mineral bearing rock that can be mined and treated profitably under current or immediately foreseeable economic conditions.

ore body – a mostly solid and fairly continuous mass of mineralization estimated to be economically mineable.

ore grade – the average weight of the valuable metal or mineral contained in a specific weight of ore, e.g., grams per metric ton of ore.

outcrop – that part of a geologic formation or structure that appears at the surface of the earth.

oxide – gold-bearing ore that results from the oxidation of near surface sulfide ore.

preliminary assessment – a study that includes an economic analysis of the potential viability of mineral resources taken at an early stage of the project prior to the completion of a preliminary feasibility study.

probable reserve – refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

production stage – a “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

proven reserve – refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

QA/QC – Quality Assurance/Quality Control is the process of controlling and assuring data quality for assays and other exploration and mining data quartz – a mineral composed of silicon dioxide, SiO2 (silica)

RC (reverse circulation) drilling – a drilling method using a tri-cone bit, during which rock cuttings are pushed from the bottom of the drill hole to the surface through an inner tube, by liquid and/or air pressure moving through an outer tube reserve – refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

rock – indurated naturally occurring mineral matter of various compositions.

sampling and analytical variance/precision – an estimate of the total error induced by sampling, sample preparation and analysis.

sediment – particles transported by water, wind, gravity or ice.

sedimentary rock – rock formed at the earth’s surface from solid particles, whether mineral or organic, which have been moved from their position of origin and re-deposited.

strike – the direction or trend that a structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal.

strip – to remove barren rock or overburden in order to expose ore.

sulfide – a mineral including sulfur (S) and iron (Fe) as well as other elements; metallic sulfur-bearing mineral often associated with gold mineralization.

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NOTE REGARDING THE USE OF CERTAIN TERMS

Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus, including the consolidated financial statements of Paramount Nevada Gold Corp., a British Columbia corporation and the direct parent of Paramount Gold Nevada Corp., which is intended to be merged into Paramount Gold Nevada Corp. prior to the consummation of the distribution and Merger, assumes the completion of all the transactions referred to in this prospectus in connection with the separation and distribution, including the merger of Paramount Nevada Gold Corp. into Paramount Gold Nevada Corp. Unless the context otherwise requires, references in this prospectus to “Paramount Gold Nevada Corp.,” “SpinCo,” “the company,” “we,” “us,” and “our” refer to Paramount Gold Nevada Corp., a Nevada corporation, and its combined subsidiaries and whose shares of common stock will be distributed in the distribution.

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QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

What is SpinCo?
SpinCo is the name by which we refer to Paramount Gold Nevada Corp. following its separation from Paramount Gold and Silver Corp. SpinCo will hold directly and indirectly all of Paramount’s Nevada assets and businesses, including the following subsidiaries that currently operate Paramount’s exploration and development activities in Nevada:
•	New Sleeper Gold LLC; and
•	Sleeper Mining Company, LLC.

Immediately prior to the distribution, SpinCo will issue to Coeur newly issued shares of SpinCo common stock amounting to approximately 4.9% of the outstanding SpinCo common stock after issuance for an amount equal to $1,470,000. Prior to the distribution and the effectiveness of the registration statement of which this prospectus is a part, the board of directors of Paramount intends to approve the pro rata distribution to Paramount’s stockholders of the remaining           shares of common stock representing approximately 95.1% of the issued and outstanding shares of common stock in SpinCo. We refer to this distribution of common stock as the “distribution.”

Why is Paramount separating SpinCo’s business and distributing its shares of common stock?
Paramount is undertaking the separation of SpinCo from Paramount in the manner described in this prospectus and the distribution of the common stock of SpinCo in connection with Paramount’s and Paramount Gold Nevada Corp.’s entry on December 16, 2014 into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with Coeur Mining, Inc. (“Coeur”) and a newly formed subsidiary of Coeur. The merger agreement provides for such newly formed subsidiary of Coeur to merge with and into Paramount, with Paramount surviving the merger as a subsidiary of Coeur. We refer to this transaction as the “Merger.” Paramount agreed in the merger agreement that, prior to the Merger, it will transfer its Nevada assets and liabilities not already held by SpinCo to SpinCo and effect a pro rata distribution to the stockholders of Paramount representing approximately 95.1% of the issued and outstanding common stock of SpinCo, which will represent all of Paramount’s ownership interest in SpinCo at the time of the distribution.

The Merger will not occur unless the distribution has been completed, and the distribution will not occur unless the Merger is expected to occur.

How will the separation of SpinCo occur?
The separation will be accomplished through one or more transactions in which Paramount’s direct subsidiary Paramount Nevada Gold Corp. will merge into SpinCo and Paramount will transfer to SpinCo any of its Nevada assets and businesses that SpinCo does not already own directly or indirectly. Following such transactions, which we refer to as the “separation,” SpinCo will own, directly or indirectly,

100% of Paramount’s exploration and development rights in its Nevada properties. After the separation, Paramount will distribute to its stockholders, on a pro rata basis, shares of common stock representing 95.1% of the issued and outstanding shares of common stock of SpinCo.

What is the record date for the distribution?
We expect the record date for the distribution to be the close of business on                , 2015.
When will the distribution occur?
The distribution will be made on                , 2015 to holders of record of Paramount common stock as of the record date.
What do Paramount stockholders need to do to participate in the distribution?
Holders of Paramount common stock as of the record date will not be required to take any action to receive shares of SpinCo common stock in the distribution, but you are urged to read this entire prospectus carefully. No stockholder approval of the distribution is required or sought. You are not being asked for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, surrender or exchange of your shares of Paramount common stock or to take any other action to receive your shares of SpinCo common stock. The distribution will not affect the number of outstanding shares of common stock of Paramount or any rights associated with holding Paramount common stock.
How will shares of common stock of SpinCo be issued?
You will receive SpinCo shares of common stock through the same channels that you currently use to hold or trade Paramount common stock. If you own Paramount common stock as of the close of business on the record date, Paramount, with the assistance of Computershare Inc., or CS, the distribution agent, will electronically issue shares of common stock of SpinCo to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. SpinCo will not issue paper certificates. If you are a registered stockholder of Paramount (meaning you own your shares of common stock directly through an account with Paramount’s transfer agent, CS), CS will mail you a book-entry account statement that reflects the number of shares of SpinCo common stock you own. If you own your shares of Paramount common stock through a bank or brokerage account, your bank or brokerage firm will credit your account with the SpinCo shares.

Following the distribution, stockholders whose common stock is held at the transfer agent may request that their shares of common stock of SpinCo be transferred to a brokerage or other account at any time. You should consult your broker if you wish to transfer your shares of SpinCo.

How many shares of common stock of SpinCo will I receive in the distribution?
Paramount will distribute to you           of a share of common stock of SpinCo for each share of common stock of Paramount held at the close of business on the record date. A total of approximately [ ] shares of common stock of

SpinCo will be distributed. Subsequent to the record date for the distribution and immediately prior to the distribution, SpinCo will issue to Coeur newly issued shares of SpinCo common stock amounting to approximately 4.9% of the outstanding SpinCo common stock after such issuance. As a result, the aggregate shares distributed in the distribution will represent approximately 95.1% of the SpinCo common stock outstanding after the distribution. For additional information on the distribution, see “The Separation and Distribution—The Separation and Distribution Agreement” beginning on page [ ].

Will SpinCo issue fractional shares in the distribution?
No. SpinCo will not issue fractional shares of common stock in the distribution. Fractional shares that Paramount stockholders otherwise would have been entitled to receive will instead be aggregated and sold in the public market by the distribution agent. The aggregate cash proceeds of these sales, net of brokerage fees and similar costs, will be distributed ratably to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
What are the conditions to the distribution?
The distribution is subject to the satisfaction (or waiver by Paramount, with the consent of Coeur) of the following conditions and restrictions:
•	the Securities and Exchange Commission (the “SEC”) shall have declared effective our registration statement, of which this prospectus is a part, and no stop order relating to the registration statement shall be in effect;
•	the transfer of Paramount’s Nevada assets and liabilities to SpinCo shall have been completed in accordance with the separation and distribution agreement;
•	the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder and the rules of the applicable stock exchange shall have been taken or made, and, where applicable, have become effective or been accepted;
•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation, distribution or any of the other transactions contemplated by the separation and distribution agreement or any ancillary agreement, shall be in effect;

•	our shares of common stock to be distributed shall have been accepted for listing on the NYSE MKT LLC (or another recognized stock exchange), subject to official notice of distribution;
•	Coeur will make a loan to Paramount in the principal amount of $8,530,000 and Paramount will contribute all of the proceeds of such loan to SpinCo as an equity contribution; and
•	the conditions required for consummating the Merger, as set forth in the proxy statement relating to that transaction, shall have been satisfied (other than the condition that the distribution shall have occurred);

If the merger agreement is terminated before the distribution, the separation and distribution agreement will not be extended and Paramount will not be required to go forward with the separation. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—The Separation and Distribution Agreement” beginning on page [ ].

For additional information about the Merger, please read Coeur’s separate joint proxy statement/prospectus relating to the Merger.

Do I have to participate in the distribution?
Pursuant to the terms of the separation and distribution agreement, the distribution is conditioned on the satisfaction of the conditions to consummating the Merger. Pursuant to the terms of the merger agreement, the approval by a majority vote of the outstanding shares of common stock of Paramount stockholders of the merger agreement and the Merger, and the approval by a majority vote of the outstanding shares of common stock of Coeur’s stockholders voting at a special meeting to approve such issuance, are conditions to the Merger and thus the distribution. Paramount is seeking approval of the Merger and the merger agreement from the stockholders of Paramount at a special meeting of Paramount’s stockholders.

Holders of shares of Paramount common stock as of                , 2015, the record date, will not need to pay any cash or deliver any other consideration, including any of their shares of Paramount common stock, in order to receive shares of SpinCo in the distribution.

What if I want to sell my shares of Paramount stock or SpinCo stock?
You should consult with your financial advisers, such as your stockbroker, bank or tax advisor. Neither Paramount nor SpinCo makes any recommendations on the purchase, retention or sale of shares of common stock of Paramount or SpinCo.

If you sell your shares of Paramount common stock prior to the record date or sell your entitlement to receive shares of common stock of SpinCo in the distribution on or prior to the distribution date, you will not be entitled to receive any SpinCo common stock in the distribution.

What is “regular-way” and “ex-distribution” trading?
Beginning shortly before the record date, it is expected that there will be two markets in shares of Paramount’s common stock: a “regular-way” market and an “ex-distribution” market. Shares of common stock of Paramount that trade in the “regular-way” market will trade with an entitlement to shares of common stock of SpinCo distributed pursuant to the distribution. Shares of common stock of Paramount that trade in the “ex-distribution” market will trade without an entitlement to shares of common stock of SpinCo distributed pursuant to the distribution.

If you decide to sell any shares of common stock of Paramount before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of common stock of Paramount with or without your entitlement to SpinCo common stock pursuant to the distribution.

Where will I be able to trade shares of common stock of SpinCo?
There is not currently a public market for the common stock of SpinCo. SpinCo intends to apply to list its common stock on the NYSE MKT LLC, under the symbol “PZG.” If it receives authorization for the listing, we anticipate that trading in the common stock of SpinCo will begin on a “when-issued” basis on or shortly before the record date and that “regular-way” trading in such common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell shares of common stock of SpinCo up to and through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for our common stock before, on or after the distribution date. For more information regarding “regular-way” trading and “when-issued” trading, see the section entitled “The Separation and Distribution—Trading Prior to the Distribution Date” on page [ ].
Will the number of shares of common stock of Paramount that I own change as a result of the distribution?
No. The number of shares of common stock of Paramount that you own will not change as a result of the distribution. However, assuming the Merger is completed, which is expected to occur immediately following the distribution, shares of Paramount common stock will be converted into Coeur common stock.
What will happen to the shares of common stock of Paramount?
After the Merger, Paramount common stock will be delisted and will cease to be traded on the NYSE MKT LLC and the Toronto Stock Exchange.

What are the material U.S. federal income tax consequences of the distribution of our shares of common stock by Paramount?
In general, the SpinCo common stock received by a U.S. Holder (as defined in the section entitled “Certain U.S. Federal Income Tax Matters” beginning on page [ ]) of Paramount stock in the distribution will be treated as a taxable dividend in an amount equal to the fair market value of the SpinCo common stock received, to the extent of Paramount’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the fair market value of the SpinCo common stock received exceeds Paramount’s current and accumulated earnings and profits, the excess will be treated first, as reducing a U.S. Holder’s adjusted basis in its shares of Paramount common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock.

The rules governing the tax consequences of the distribution are complex. You are urged to read the summary of the U.S. federal income tax consequences of the distribution in the section entitled “Certain U.S. Federal Income Tax Matters” beginning on page [ ] and to consult your own tax advisor regarding the tax consequences of the distribution to you in your particular circumstances.

Does SpinCo plan to pay distributions?
We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our board of directors retains discretion to change this policy.
What will the relationship be between Paramount and SpinCo following the separation and distribution?
SpinCo will enter into a separation and distribution agreement with Paramount to effect the separation and distribution and provide a framework for SpinCo’s relationship with Paramount after the separation and distribution. This agreement will provide for the allocation between Paramount and SpinCo of the assets, liabilities and obligations of Paramount attributable to periods before, at and after SpinCo’s separation from Paramount and will govern the relationship between SpinCo and Paramount subsequent to the completion of the separation and distribution. Following the Merger, Paramount will be a wholly owned subsidiary of Coeur, and Paramount and SpinCo are expected to have no further relationship with or obligation to one another, other than as set forth in the separation and distribution agreement. There is no expectation of future loans from Paramount to SpinCo following the completion of the spin-off. For a summary of the material terms of the separation and distribution agreement, see “The Separation and Distribution—The Separation and Distribution Agreement” beginning on page [  ].

For more information, see the sections entitled “Risk Factors—Risks Relating to the Separation” beginning on page [ ] and “Certain Relationships and Related Party Transactions” beginning on page [ ].

Who will manage SpinCo after the separation?
The Paramount senior personnel currently responsible for managing our assets and capital-raising will become our management team upon completion of the separation and distribution. For more information, see the section entitled “Management.”
Are there risks to owning shares of common stock of SpinCo?
Yes. SpinCo’s business is subject to both general and specific risks relating to its business, the separation and its being a separate publicly traded company. These risks are described in the section entitled “Risk Factors” beginning on page [ ]. We encourage you to read that section carefully.
Who will be the distribution agent for the shares of common stock of SpinCo?
The distribution agent for SpinCo common stock will be Computershare Inc.

For questions relating to the mechanics of the distribution, you should contact:

Computershare Inc.
250 Royall Street
Canton, Massachusetts 02021
(800) 288-9541

If your shares are held by a bank, broker or other nominee, you may call the information agent for the distribution, Computershare, toll free at (800) 288-9541.

Where can I get more information about Paramount and SpinCo?
Before the separation, if you have any questions relating to the separation, you should contact:

Paramount Gold and Silver Corp.
Investor Relations
665 Anderson Street
Winnemucca, Nevada 89445
(866) 481-2233

After the separation, if you have any questions relating to the shares of SpinCo common stock or the distribution of our common stock, you should contact:

Paramount Gold Nevada Corp.
Investor Relations
665 Anderson Street
Winnemucca, Nevada 89445
(866) 481-2233

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus relating to SpinCo, SpinCo’s separation from Paramount and the distribution of SpinCo’s shares of common stock by Paramount to its stockholders. For a more complete understanding of our businesses and the separation and distribution, you should read this prospectus carefully. Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus, including the consolidated financial statements of Paramount Nevada Gold Corp., assumes the completion of all the transactions referred to in this prospectus in connection with the separation and distribution.

The information about us and our business contained in this prospectus assumes that the distribution and Merger have been completed. If Paramount stockholders do not approve the merger agreement and the Merger, or if the Coeur stockholders do not approve the issuance of Coeur common stock in the Merger, the distribution will not occur.

Our Company

We are an emerging growth company in the business of precious metals exploration with projects in Nevada. We were incorporated on June 15, 1992 in the State of Nevada under the name X-Cal (USA), Inc. In December 2014 we changed our name to Paramount Gold Nevada Corp. Our business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This strategy helps reduce discovery risks as exploration programs can be designed using existing geological drilling data and significantly increases the efficiency and effectiveness of exploration programs. By developing known deposits we spend less time trying to discover new areas of mineralization. Our projects are located near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operation.

SpinCo.'s principal Nevada interest, the Sleeper Gold Project, is located in Humbolt County, Nevada and was a producing mine until 1996.

Risks

An investment in our common stock is subject to a number of risks, including risks relating to our business, risks related to the separation, and risks related to our common stock. Set forth below are the risks we view as material, but not all of these risks. Please read carefully the risks relating to these and other matters described in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Separation and Distribution

In connection with and contingent upon the consummation of the Merger, the board of directors of Paramount has approved:

•	the transfer to us of all of Paramount’s Nevada assets and businesses not already held by SpinCo;
•	the issuance to Coeur of newly issued shares of SpinCo common stock amounting to approximately 4.9% of the outstanding SpinCo common stock after such issuance; and
•	the distribution to Paramount’s stockholders all of the shares of SpinCo common stock held by Paramount, which, after the issuance of shares to Coeur, will represent approximately 95.1% of the issued and outstanding shares of common stock of SpinCo.

As a result of the separation and distribution, we will become a separate, publicly traded company. Immediately after the separation and distribution, Paramount will no longer own any of our common stock.

In this prospectus, we describe the business and assets that will be held by us following the separation and distribution. Prior to the distribution, we will directly or indirectly receive and hold all of Paramount’s Nevada assets and businesses, which we refer to as the “separation.” See the sections entitled “Business” and “Properties” elsewhere in this prospectus.

Our business is subject to various risks. For a description of the risks we view as material, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Our Post-Separation Relationship with Paramount

SpinCo will enter into a separation and distribution agreement with Paramount to effect the separation and distribution and provide a framework for SpinCo’s relationship with Paramount after the separation. This agreement will provide for the allocation between Paramount and SpinCo of the assets, liabilities and obligations of Paramount attributable to periods before, at and after SpinCo’s separation from Paramount and will govern the relationship between SpinCo and Paramount subsequent to the completion of the separation. Following the Merger, Paramount will be a wholly owned subsidiary of Coeur, and Paramount and SpinCo are expected to have no further relationship with or obligation to one another, other than as set forth in the separation and distribution agreement. There is no expectation of future loans from Paramount to SpinCo following the completion of the spin-off. For a summary of the material terms of the separation and distribution agreement, see “The Separation and Distribution—The Separation and Distribution Agreement” beginning on page [  ]. For more information, see the section entitled “Risk Factors—Risks Relating to the Separation” and “Certain Relationships and Related Party Transactions.”

Reasons for the Separation and Distribution

Completion of the separation and distribution is a condition to the Merger. The board of directors of Paramount believes that the merger agreement is in the best interests of Paramount stockholders, and in separating Paramount’s Nevada assets and businesses from its Mexican operations, affords Paramount stockholders the opportunity to share in further value creation as owners of SpinCo.

Summary Unaudited Pro Forma Condensed Financial Information

The following table shows summary unaudited pro forma condensed financial information about the financial condition of SpinCo after giving effect to (i) the merger of Paramount Nevada Gold Corp. into Paramount Gold Nevada Corp., (ii) the conversion of debt owing to Paramount and transfer of cash balances immediately prior to the spin-off, (iii) the equity funding of $8.53 million to SpinCo immediately prior to the spin-off, (iv) Coeur’s investment in SpinCo in the amount of $1.47 million, and (v) the consummation of the spin-off.

The historical financial information has been adjusted to give effect to events that are directly attributable to the spin-off based on assumptions that management believes are reasonable. The summary unaudited pro forma condensed financial information excludes any costs that are associated with restructuring or the spin-off which are estimated to be $0.4 million. In addition, the summary unaudited pro forma condensed financial information has been presented for informational purposes only and is not necessarily indicative of what SpinCo’s financial position or results of operations actually would have been. Furthermore, the summary unaudited pro forma financial information does not purport to project the future financial position or operating results of SpinCo.

The summary unaudited pro forma balance sheet information has been prepared as of December 31, 2014 and gives effect to the spin-off as if it had occurred on that date.

The summary unaudited pro forma financial information set forth below has been derived from and should be read in conjunction with the historical consolidated financial statements of Paramount Nevada Gold Corp., which are included the registration statement of which this prospectus forms a part.

	As at December 31, 2014	Proforma Adjustments	Proforma
Assets
Current Assets
Cash and cash equivalents	$938,078	$9,061,922	$10,000,000
Prepaid and deposits	266,142	—	266,142
Prepaid insurance, current portion	49,043	—	49,043
Marketable Securities	5,151	—	5,151
Total Current Assets	1,258,414	9,061,922	10,320,336
Non-Current Assets
Mineral properties	28,036,135	—	28,036,135
Prepaid insurance, non current portion	49,040	—	49,040
Reclamation bond	2,535,580	—	2,535,580
Total Non-Current Assets	30,620,755	—	30,620,755
Total Assets	$31,879,169	$9,061,922	$40,941,091

	As at December 31, 2014	Proforma Adjustments	Proforma
Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$4,301	$—	$4,301
Due to Parent Company	17,845,302	(17,845,302)	—
Total Current Liabilities	17,849,603	(17,845,302)	4,301
Non-Current Liabilities
Reclamation and environmental obligation	1,266,015	—	1,266,015
Total Liabilities	19,115,618	(17,845,302)	1,270,316
Stockholders’ Equity
Common Stock	29,144,553	10,000,000	39,144,553
Contributed surplus	9,120,391	16,907,224	26,027,615
Deficit accumulated during the exploration stage	(25,436,694)	—	(25,436,694)
Accumulated other comprehensive income (loss)	(64,699)	—	(64,699)
Total Stockholders’ Equity	12,763,551	26,907,224	39,670,775
Total Liabilities and Stockholders’ Equity	$31,879,169	$9,061,922	$40,941,091

Transaction Steps

Step 1. Equity Funding of SpinCo.

Prior to the spin-off, Coeur will make a loan to Paramount in the principal amount of $8,530,000, in the form of a promissory note, and Paramount will contribute all the proceeds of such loan to SpinCo as an equity contribution. SpinCo will not be responsible for repayment of this note, as it will remain a debt of Paramount.

Step 2. Coeur Investment in SpinCo.

Pursuant to the terms of the merger agreement, prior to the spin-off, SpinCo will issue to Coeur, in exchange for a cash payment by Coeur in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

Step 3. Spin-Off.

Following the equity funding of SpinCo and Coeur investment in SpinCo described above, immediately prior to the consummation of the Merger, Paramount and SpinCo will enter into a separation and distribution agreement, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. After giving effect to the spin-off, Paramount stockholders will hold approximately 95.1% of SpinCo and Coeur will hold approximately 4.9% of SpinCo. Immediately following the spin-off, SpinCo will be a stand-alone, publicly traded company owned by pre-merger Paramount stockholders and Coeur.

Step 4. Merger.

Immediately following completion of the spin-off, Hollywood Merger Sub, Inc. (“Merger Sub”) will merge with and into Paramount, with Paramount surviving the Merger and becoming a wholly-owned subsidiary of Coeur. In the Merger, each share of Paramount common stock issued and outstanding immediately prior to the closing of the Merger (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock. No fractional shares of Coeur’s common stock will be issued in the Merger. Instead, Paramount’s stockholders will receive cash in lieu of any such fractional shares.

Immediately following the consummation of the spin-off and the Merger, it is projected that holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%.

Company Information

Our principal executive offices are located at 665 Anderson Street, Winnemucca, Nevada 89445, and our telephone number is (775) 625-3600. Our website is www.paramountgold.com. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus, and you should not rely on any such information in making an investment decision.

This prospectus is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. The information contained in this prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Paramount nor SpinCo will update the information except in the normal course of their respective disclosure obligations and practices and as required by law.

RISK FACTORS

You should carefully consider all of the information in this prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of these risks relate principally to our business, while others relate principally to the separation and distribution or to the securities markets and ownership of our common stock. However, the risks and uncertainties we face are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to the Separation

We have no operating history as a separate public company, and our historical financial information is not necessarily indicative of our future prospects.

The historical information in this prospectus refers to our business as operated by and integrated with Paramount. Our historical financial information included in this prospectus is derived from the consolidated financial statements and accounting records of Paramount. Therefore, the historical information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate publicly traded company or those that we will achieve in the future, primarily as a result of the following factors:

•	Prior to the separation, our assets were operated by Paramount, rather than as a separate company. Paramount or one of its affiliates performed various corporate functions for us and/or our assets, including tax administration, cash management, accounting, information services, human resources, ethics and compliance programs, real estate management, investor and public relations, certain governance functions (including internal audit) and external reporting. Our historical financial results reflect allocations of corporate expenses from Paramount for these and similar functions. These allocations may be less than the comparable expenses we would have incurred had we operated as a separate publicly traded company.
•	After the completion of the separation, the cost of capital for our business may be higher than Paramount’s cost of capital prior to the separation.
•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operations as a company separate from Paramount managed by our board of directors.

For additional information about the past financial performance of our business and the basis of presentation of the historical financial statements of our business, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this prospectus.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

We may not achieve some or all of the expected benefits of the separation.

We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. These expected benefits include the following:

•	initial funding allows for the advancement of the Sleeper Gold Project, the main asset held by SpinCo;
•	the potential opportunity to acquire additional gold exploration assets in Nevada at a time when valuations are at historic lows;
•	a lower cost corporate structure focused on operating in the United States only that is expected to result from operating in what is generally considered to be one of the safest mining jurisdictions in the world;
•	the risks of political instability in the United States are extremely low; and
•	potential joint venture partners interested in Nevada mining assets might be easier to identify.

We may not achieve the anticipated benefits for a variety of reasons, including potential loss of synergies (if any) from operating as one company, potential for increased costs, potential disruptions to the businesses as a result of the separation, risks of being unable to achieve the benefits expected to be achieved by the separation, risk that the plan of separation might not be completed, and both the one-time and ongoing costs of the separation. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, financial condition and results of operations could be adversely affected.

Risks Related to our Business Operations

It is possible investors may lose their entire investment in SpinCo.

Prospective investors should be aware that if we are not successful in our endeavors, your entire investment in the Company could become worthless. Even if we are successful in identifying mineral reserves that can be commercially developed, there can be no assurances that we will generate any revenues and therefore our losses will continue.

No revenue generated from operations.

We have not generated any revenues from operations. Our net loss for the fiscal year ended June 30, 2014 totaled $5,269,766. We have incurred losses in the past and we will likely continue to incur losses in the future. Even if our drilling programs identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources, generate any revenues or generate sufficient revenues to operate profitably.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.

None of our projects currently have proven or probable reserves. Substantial expenditures will be required to determine if proven and probable mineral reserves exist at any of our properties, to develop metallurgical processes to extract metal, to develop the mining and processing facilities and infrastructure at any of our properties or mine sites and, in certain circumstances, to acquire additional property rights. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying, and, when warranted, feasibility studies with regard to the results of our exploration. We may not benefit from these investments if we are unable to identify commercially exploitable mineralized material. If we decide to put one or more of our properties into production, we will require significant amounts of capital to develop and construct the mining and processing facilities and infrastructure required for mining operations. Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold, silver and other precious metals. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible, partial or total loss of our potential interest in certain properties. Any such delay could have a material adverse effect on our results of operations or financial condition.

We may acquire additional exploration stage properties, and we may face negative reactions if reserves are not located on acquired properties.

We may acquire additional exploration stage properties. There can be no assurance that we will be able to identify and complete the acquisition of such properties at reasonable prices or on favorable terms or that reserves will be identified on any properties that we acquire. We may also experience negative reactions from the financial markets if we are unable to successfully complete acquisitions of additional properties or if reserves are not located on acquired properties. These factors may adversely affect the trading price of our common stock or our financial condition or results of operations.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.

We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim staking, lease or acquisition in the United States where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties because we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of one or more of our properties. Our ability to explore and operate our properties depends on the validity of our title to that property. Our mineral properties consist of leases of unpatented mining claims. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government, which makes the validity of unpatented mining claims uncertain and generally more risky. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from public record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained title opinions covering our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

There are no confirmed commercially mineable ore deposits on any properties from which we may derive any financial benefit.

Neither we nor Paramount, nor any independent geologist, has confirmed commercially mineable ore deposits on any of our properties. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no mining operations and no history as a mining company.

We are an exploration stage mining company and have no ongoing mining operations of any kind. We have interests in mineral concessions and mining claims which may or may not lead to production.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of constructing and the operation of a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with plans to explore our mineral properties on the basis of estimated exploration costs. If our exploration costs are greater than anticipated, then we will have fewer capital resources for other expenses. Factors that could cause exploration costs to increase include adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel.

Assuming no adverse developments outside of the ordinary course of business, our exploration budget following the completion of the spin-off will be approximately $1.4 million for the next twelve months. Exploration will be funded by our available cash reserves and future issuances of common stock, warrants or units. Our drilling program may vary significantly from what we have budgeted depending upon drilling results. Even if we identify mineral reserves which have the potential to be commercially developed, we will not generate revenues until such time as we undertake mining operations. Mining operations will involve a significant capital infusion. Mining costs are speculative and dependent on a number of factors including mining depth, terrain and necessary equipment. We do not believe that we will have sufficient funds to implement mining operations without a joint venture partner, of which there can be no assurance.

Our continuing reclamation obligations at the Sleeper Gold Project could require significant additional expenditures.

We are responsible for the reclamation obligations related to disturbances located on all of our properties, including the Sleeper Gold Project. We have posted a bond in the amount of the estimated reclamation obligation at the Sleeper Gold Project. Every three years, we are required to submit a mine closure plan to the Bureau of Land Management (“BLM”) for the Sleeper Gold Project. Based on a review by the BLM of our mine closure that Paramount submitted in June 2013, the BLM determined that our existing bond was sufficient. There is a risk that any cash bond, even if increased based on the analysis and work performed to update the reclamation obligations, could be inadequate to cover the actual costs of reclamation when carried out. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities, which may adversely affect our results of operations, financial performance and cash flows.

Mining operations are hazardous, raise environmental concerns and raise insurance risks.

The development and operation of a mine or mineral property involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages as well. Although the Company maintains liability coverage in an amount which it considers adequate for its operations, such occurrences, against which the Company may not be able, or may elect not to insure, may result in a material adverse change in the Company’s financial position. The nature of these risks is such that liabilities may exceed policy limits, in which event the Company would incur substantial uninsured losses.

There may be insufficient mineral reserves to develop any of our properties, and our estimates may be inaccurate.

There is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of precious metals from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that precious metals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We have no proven reserves.

All of our properties are in the exploration stages only and are without known bodies of commercial ore. Development of these properties will follow only upon obtaining satisfactory exploration results. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration and development programs. Mineral exploration and development are highly speculative businesses, involving a high degree of risk. Few properties which are explored are ultimately developed into producing mines. There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial quantities of ore. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. Discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit once discovered is also dependent upon a number of factors, many of which are beyond the Company’s control, such as the particular attributes of the deposit (such as size, grade and proximity to infrastructure), metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection.

In the course of exploration, development, and mining of mineral properties, certain unanticipated conditions may arise or unexpected or unusual events may occur, including rock bursts, cave-ins, fires, floods, or earthquakes. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they may reduce or eliminate any future profitability and may result in a decline in the value of the securities of the Company.

We face fluctuating gold and mineral prices.

The value of any mineral reserves we develop, and consequently the value of our common stock, depends significantly on the value of such minerals. The price of gold and silver as well as other precious and base metals have experienced volatile and significant price movements over short periods of time and are affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold and silver, as well as other precious and base metals, are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Our estimates of mineralized material and other mineral resources are subject to uncertainty.

Estimates of mineralized material and other mineral resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

If we are unable to obtain all of our required governmental permits, our operations could be negatively impacted.

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at our properties.

We are subject to numerous environmental and other regulatory requirements.

All phases of mining and exploration operations are subject to governmental regulation including environmental regulation. Environmental legislation is becoming stricter, with increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened responsibility for companies and their officers, directors and employees. There can be no assurance that possible future changes in environmental regulation will not adversely affect our operations. As well, environmental hazards may exist on a property in which we hold an interest that was caused by previous or existing owners or operators of the properties and of which the Company is not aware at present.

Government approvals and permits are required to be maintained in connection with our mining and exploration activities. Although we believe we currently have all required permits for our operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations or additional permits for any possible future changes to the Company’s operations, including any proposed capital improvement programs. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may be liable for civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permitting requirements, or more stringent application of existing laws, may have a material adverse impact on the Company resulting in increased capital expenditures or production costs, reduced levels of production at producing properties or abandonment or delays in development of properties.

There is no assurance that there will not be title or boundary disputes.

Although we have investigated the right to explore and exploit our properties and obtained records from government offices with respect to all of the mineral claims comprising our properties, this should not be construed as a guarantee of title. Other parties may dispute the title to any of our properties or any property may be subject to prior unregistered agreements and transfers or land claims by aboriginal, native, or indigenous peoples. The title may be affected by undetected encumbrances or defects or governmental actions.

Local infrastructure may impact our exploration activities and results of operations.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power and water supplies are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage or government or other interference in the maintenance or provision of such infrastructure could adversely affect our activities and profitability.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky. We cannot provide any assurances that the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of precious metals.

The precious metals markets are volatile markets. This will have a direct impact on our revenues (if any) and profits (if any) and will probably have an adverse effect on our ongoing operations.

The price of both gold and silver has fluctuated significantly over the past few years. Despite a recent significant decline in the price of gold, there continues to be interest in gold and silver mining and companies engaged in that business, including the exploration for both gold and silver. However, in the event that the price of these metals continues to fall, the interest in the gold and silver mining industry may decline and the value of our business could be adversely affected. Even if we are able to generate revenues, there can be no assurance that any of our operations will prove to be profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of both gold and silver resources. Such conditions have resulted in periods of excess supply of and reduced demand on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for both gold and silver. The excess or short supply of gold has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold or silver will be in the future.

Government regulation or changes in such regulation may adversely affect our business.

We have and will in the future engage experts to assist us with respect to our operations. We deal with various regulatory and governmental agencies and the rules and regulations of such agencies. No assurances can be given that we will be successful in our efforts or dealings with these agencies. Further, in order for us to operate and grow our business, we need to continually conform to the laws, rules and regulations of the jurisdictions in which we operate. It is possible that the legal and regulatory environment pertaining to the exploration and development of precious metals mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business or prevent us from conducting our business.

We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have greater financial and technical resources, as well as longer operating histories and greater experience in mining.

Exploration for economic deposits of minerals is speculative.

The business of mineral exploration is very speculative, since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established. We can exploit those reserves by either commencing mining operations, selling or leasing our interest in the property or entering into a joint venture with a larger resource company that can further develop the property to the production stage. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock valueless.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues.

Our organization is subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

We rely on independent analysis to analyze our drilling results and planned exploration activities.

We rely on independent geologists to analyze our drilling results and to prepare resource reports on several of our mining concessions. While these geologists rely on standards established by the Canadian Institute of Mining, Metallurgy and Petroleum, Standards on Mineral Resources and Mineral Reserves and other standards established by various licensing bodies, there can be no assurance that their estimates or results will be accurate. Analyzing drilling results and estimating reserves or targeted drilling sites is not a certainty. Miscalculations and unanticipated drilling results may cause the geologists to alter their estimates. If this should happen, we would have devoted resources to areas where resources could have been better allocated.

We are an “emerging growth company”, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

As an “emerging growth company,” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make our financial statements not comparable with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The JOBS Act allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Paramount Nevada Gold Corp.’s independent auditors have expressed doubt about its ability to continue as a going concern.

Paramount Nevada Gold Corp.’s received a report on its financial statements for the years ended June 30, 2013 and June 30, 2014 from its independent registered public accounting firm that includes an explanatory paragraph and a footnote stating that there is substantial doubt about its ability to continue as a going concern due to its not generating any revenue and having incurred operating losses since inception. Its inability to continue as a going concern would materially and adversely affect its financial condition, results of operations and business prospects.

Risks Related to Our Common Stock

There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our common stock. We intend to apply to list our common stock on the NYSE MKT LLC under the ticker symbol “PZG.” It is anticipated that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to the distribution date. However, an active trading market for our common stock may not develop as a result of the distribution or may not be sustained in the future.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our board of directors retains discretion to change this policy.

FORWARD-LOOKING STATEMENTS

This prospectus and other materials Paramount and SpinCo have filed or will file with the SEC contains, or will contain, forward-looking statements regarding business strategies, market potential, future financial performance and other matters. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this report are forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	the risk that Paramount’s stockholders or Coeur’s stockholders do not approve the Merger;
•	the inability to obtain regulatory approvals required for the Merger on the proposed terms and schedule or without conditions that are not anticipated;
•	the failure of other conditions to the closing of the Merger to be satisfied;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger or the separation and distribution;
•	uncertainties as to the timing of the Merger and the separation and distribution;
•	unexpected costs, charges or expenses resulting from the Merger or the separation and distribution; and
•	litigation relating to the Merger or the separation and distribution.

THE SEPARATION AND DISTRIBUTION

General

On December 17, 2014, Paramount announced its intention to pursue the separation of its Nevada mining and exploration business in connection with entering into an agreement and plan of merger with Coeur Mining, Inc. The separation and distribution agreement provides for the spin-off of the Nevada business from Paramount. Among other things, the agreement sets forth the process by and conditions under which Paramount will spin-off the Nevada business to the holders of Paramount common stock; specifies the relevant assets of Paramount and certain of its subsidiaries related to the Nevada business to be transferred to SpinCo; and sets forth certain liabilities to be assumed by and covenants to be performed by Paramount and SpinCo. A summary of the separation and distribution agreement follows.

The Separation and Distribution Agreement

Transfer of Assets

The separation and distribution agreement identifies certain transfers of assets that are necessary in advance of the separation of Paramount’s Nevada businesses (the “Nevada business”) so that each of Paramount and SpinCo retains the assets of, and the liabilities associated with, their respective businesses.

The assets to be assigned to or retained by SpinCo or its subsidiaries consist of the following:

•	the Sleeper Gold Project and related assets, the Mill Creek Property and the Spring Valley Property;
•	all issued and outstanding shares, units or other equity interests of each direct and indirect Subsidiary of SpinCo that are owned by Paramount or any other member of the Paramount group;
•	(a) any contract entered into prior to the effective time of the merger agreement (the “Merger Effective Time”) that is exclusively related to the Nevada business, (b) with respect to any contract entered into prior to the Merger Effective Time that relates to the Nevada business but is not exclusively related to Nevada business, that portion of such contract that relates to the Nevada business and (c) all rights, interests or claims of Paramount, SpinCo and their respective subsidiaries under the contracts or any portions of contracts described in (a) and (b) (including rights under or any pursuant to all warranties, representations and guaranties, whether express or implied, thereunder);
•	any mineral concessions, mining concessions, millsites, and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances, and all water rights, in each case, to the extent in respect of the Nevada business and all rights, interests or claims of Paramount, SpinCo and their respective subsidiaries thereunder (including rights under or pursuant to all warranties, representations and guaranties, whether express or implied, thereunder);
•	cash in the amount of $10 million, minus (a) all spin-off related expenses incurred prior to the Merger Effective Time by Paramount, SpinCo and their respective subsidiaries, (b) all Nevada employee liabilities incurred prior to the Merger Effective Time by Paramount, SpinCo and their respective subsidiaries, and (c) all costs, expenses and other out-of-pocket monetary liabilities incurred prior to the Merger Effective Time by Paramount, SpinCo and their respective subsidiaries in respect of any litigation relating to the Form S-1 of SpinCo (“Transferred Cash”);
•	all Nevada employee contracts, including all rights, interests or claims of Paramount, SpinCo or their respective subsidiaries thereunder;
•	all real property leases for office space in Winnemucca, Nevada, and Ottawa, Canada, all furniture and fixtures associated with or installed in such offices, and all computers, telephones, networking equipment and other analogous electronics associated with or installed in such offices, and all logos, names, domains and URLs associated with Paramount (except with respect to the office leases and office equipment, the transferred assets will not include any San Miguel asset or San Miguel project);
•	all indemnification rights to the extent related to the Nevada business;
•	all claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment to the extent attributable to the Nevada business;

•	all permits owned or licensed by Paramount or any of its subsidiaries (collectively with Paramount, the “Paramount Group”) primarily used or held for use in the Nevada business and all rights, interests or claims of Paramount, SpinCo or the respective subsidiaries thereunder;
•	all equipment that is primarily used or held for use in the Nevada business;
•	all rights, interests and claims of the Paramount Group with respect to the information primarily related to the Nevada business (provided, however, that with respect to any such information that is also related to the Mexico business, the Paramount Group (excluding SpinCo and its subsidiaries (the “SpinCo Group”)) shall have a non-exclusive right to access such information after the effective time);
•	all tax refunds or credits to the Paramount Group attributable to the Nevada business, the transferred assets or the assumed liabilities;
•	all insurance proceeds received or receivable by the Paramount Group under any insurance policy written prior to the effective time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the effective time that would have been included in the transferred assets but for such damage or complete destruction, or (ii) any assumed liability;
•	all casualty, fire, liability and any other insurance policies to the extent related primarily to the Nevada business and any agreements related to or in connection with such policies; and
•	all software and technology owned or licensed by the Paramount Group primarily used or held for use in the Nevada business.

The separation and distribution agreement provides that the assets to be transferred or assigned to or retained by SpinCo or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Paramount or its subsidiaries under the separation and distribution agreement or cash or cash equivalents of SpinCo held before the distribution except to the extent taken into account to determine the amount of Transferred Cash.

The assets to be transferred or assigned to or retained by Paramount or its subsidiaries include all assets of Paramount other than the assets specifically retained by or transferred to SpinCo. The separation and distribution agreement provides that the assets transferred or assigned to or retained by Paramount or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to SpinCo or any of its subsidiaries.

Assumption of Liabilities

The separation and distribution agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between SpinCo and Paramount and identifies the liabilities and other obligations which each of SpinCo and Paramount and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by SpinCo or one of its subsidiaries consist of the following:

•	all liabilities (including environmental liabilities and tax liabilities) to the extent arising out of, resulting from or related to the Nevada business;
•	all Nevada employee liabilities;
•	all spin-off expenses;
•	all claims or actions by the current directors and officers of Paramount against Paramount or any member of the Paramount group (provided, however, that nothing shall impair any director’s or officer’s right to indemnification from Paramount in their capacity as a director or officer);
•	SpinCo’s obligations under the separation and distribution agreement and the merger agreement and any other contract entered into by SpinCo or any member of the SpinCo Group in connection with the separation and distribution agreement or the merger agreement;
•	all liabilities arising out of claims made by any third party against any member of the Paramount group to the extent relating to, arising out of or resulting from the Nevada Business, but excluding liabilities in respect of any litigation relating to the Merger;

•	all liabilities arising out of claims made by any third party against any member of the Paramount group to the extent relating to, arising out of or resulting from the registration statement on Form S-1 of SpinCo in connection with the distribution or any alleged omission or misstatement therein; and
•	all tax liabilities (in each case, whether arising prior to or after the distribution) arising out of, resulting from or related to (A) the merger of Paramount Nevada Gold Corp. into its direct subsidiary Paramount Gold Nevada Corp., (B) the merger of SpinCo into a newly formed Delaware corporation, or (C) the distribution, in the case of this clause (C), to the extent such tax liabilities are attributable to Paramount’s basis in SpinCo (or the corporation into which SpinCo has merged prior to the distribution and the stock of which is distributed pursuant to the Distribution) being less than US$45,000,000 at the time of the distribution.

Transfer Documents

In furtherance of the contribution, assignment, transfer, conveyance and delivery of the transferred assets and retained assets and the assumption of the assumed liabilities and retained liabilities, (i) Paramount and Spinco have agreed to execute and deliver, and cause the applicable members of its group to execute and deliver, all bills of sale, quitclaim deeds, stock or unit powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Paramount or SpinCo’s and their respective subsidiaries’ right, title and interest in and to such transferred assets and retained assets to the other party or their respective subsidiaries, as applicable, and (ii) Paramount and SpinCo have agreed to execute and deliver, and cause their respective subsidiaries to execute and deliver, to the other party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the assumed liabilities and retained liabilities by such party and its respective subsidiaries.

Consents and Delayed Transfers

If any transfers or assumptions are not consummated by the time of the distribution, Paramount and SpinCo are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit or burden of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Paramount and SpinCo are to use reasonable best efforts to obtain consents required to transfer assets and contracts as necessary to effectuate the spin-off.

Shared Contracts

Unless the parties otherwise agree or the benefits of any contract are expressly conveyed to the applicable party pursuant to the separation and distribution agreement, shared contracts, if any, are to be assigned in relevant part to Paramount, SpinCo or their respective subsidiaries, as applicable, if so assignable, or appropriately amended prior to on or after the Merger Effective Time so that the applicable party shall, as of the Merger Effective Time, be entitled to the rights and benefits, and shall have assumed the related portion of any liabilities, incurring to its respective business. Nevertheless, (i) in no event shall Paramount, SpinCo or their respective subsidiaries be required to assign (or amend) any shared contract in its entirety or to assign a portion of any shared contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any shared contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such shared contract, then the parties will, and will cause each of their respective subsidiaries to, take such other reasonable and permissible actions to cause the appropriate person to receive the rights and benefits of that portion of each shared contract that relates to the Nevada business or the Mexico business, as the case may be, as if such shared contract had been assigned to (or amended to allow) the appropriate person, and to bear the burden of the corresponding liabilities (including any liabilities that may arise by reason of such arrangement), as if such liabilities had been assumed by the appropriate person.

Unclaimed Distribution Amounts

The separation and distribution agreement provides that any SpinCo common stock or cash in lieu of fractional shares with respect to SpinCo common stock that remains unclaimed by any record holder 180 days after the distribution date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo common stock or cash for the account of such record holder, and the parties agree that all obligations to provide such SpinCo common stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property laws.

Mutual Releases and Indemnification

Except as otherwise provided in the separation and distribution agreement, SpinCo and Paramount has agreed to release each other and each other’s affiliates, successors and assigns, stockholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. The separation and distribution agreement, however, provides that neither party will be released from the following liabilities:

•	any liability provided in or resulting from any contract among any members of the Paramount group or the SpinCo group that is specified to terminate as of the effective time of the merger agreement;
•	any liability, contingent or otherwise, assumed, transferred, assigned or allocated to either Paramount group or the SpinCo group of which such Person is a member in accordance with, or any other liability of any member of either the Paramount group or the SpinCo group under, this Agreement, the merger agreement or the loan from Coeur to Paramount in the principal amount of $8,530,000; and
•	any liability that Paramount or SpinCo may have with respect to indemnification or contribution pursuant to the separation and distribution agreement, the merger agreement or the loan from Coeur to Paramount in the principal amount of $8,530,000 for claims brought against the parties by third persons, which liability shall be governed by applicable provisions of the separation and distribution agreement and, if applicable, appropriate provisions of the merger agreement.

In addition, nothing will release Paramount and its subsidiaries (excluding the SpinCo Group) from (i) honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo group who was a director, officer or employee of the Paramount Group (excluding the SpinCo group) on or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any action with respect to which such director, officer or employee was entitled to such indemnification pursuant to the existing obligations under the organizational documents of Paramount; it being understood that, if the underlying obligation giving rise to such action is an assumed liability, SpinCo shall indemnify Paramount for such liability (including Paramount’s costs to indemnify the director, officer or employee) or (ii) honoring any of its obligations to indemnify any director, officer or employee under the merger agreement.

Under the separation and distribution agreement, Paramount has agreed to indemnify, defend and hold harmless the SpinCo Group and each of their respective past, present and future stockholders, directors officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) any assumed liability, (b) any failure of the SpinCo Group or any other person to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their terms, whether prior to, on or after the Merger Effective Time, (c) any breach by the Paramount Group (excluding the SpinCo Group) of any provision of the separation and distribution agreement after the Merger Effective Time and, except to the extent it relates to an assumed liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the Paramount Group (excluding the SpinCo Group) by any member of the SpinCo Group that survives following the distribution.

SpinCo and Paramount shall not make, and shall not permit any member of the Paramount Group or SpinCo Group, as applicable, to make, any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against the other party or its subsidiaries, or certain other persons released pursuant to the separation and distribution agreement.

Under the separation and distribution agreement, SpinCo has agreed to indemnify, defend and hold harmless Paramount its subsidiaries and each of their respective past, present and future stockholders, directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns, from and against any and all liabilities of the Paramount indemnitees arising out of, by reason of or otherwise in connection with (a) any assumed liability (b) the failure of SpinCo, any other member of the SpinCo group or any other person to pay, perform, or otherwise promptly discharge any assumed liabilities in accordance with their terms, whether prior to, on or after the Merger Effective Time (c) any breach by SpinCo or any other member of the SpinCo Group of any provision of the separation and distribution agreement and (d) except to the extent it relates to a retained liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the SpinCo Group by any member of the Paramount Group (excluding the SpinCo Group) that survives following the distribution, and (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in its registration statement on Form S-1 or any Exchange Act registration statement filed by SpinCo in connection with the distribution.

Non-Solicitation

For twelve months after the distribution, each of Paramount and SpinCo agree that it will not, nor will it permit any of its affiliates to, directly or indirectly, solicit for employment any employee of the other party any of its affiliates who is employed by such party or any of its affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at the other party’s employees; (ii) any employee whose employment with the other party or any of its affiliates is terminated by the other party or any of its affiliates; or (iii) any employee of one party who independently contacts the other party or any of its affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by the other party.

Exchange of Information

Paramount and SpinCo have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange. Paramount and SpinCo have also agreed to retain such information until the date on which such records are no longer required to be retained pursuant to Paramount’s record retention policy and schedules as in effect immediately prior to the Effective Date.

Conditions and Termination

Under the terms of the separation and distribution agreement, the consummation of the distribution is conditioned upon the following: (i) the SEC having declared effective our registration statement, of which this prospectus is a part, and no stop order relating to the registration statement shall be in effect; (ii) the transfer of the transferred assets and assumed liabilities to SpinCo on or prior to the distribution and the transfer of the retained assets and retained liabilities to Paramount on or prior to the distribution; (iii) the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder and the rules of the applicable stock exchange having been taken or made, and, where applicable, becoming effective or having been accepted; (iv) no order, injunction or decree being issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect; (v) the SpinCo common stock to be distributed to the holders of Paramount’s common stock in the distribution having been accepted for listing on the applicable stock exchange, subject to official notice of distribution; (vi) SpinCo having received the proceeds from the loan from Coeur to Paramount in the principal amount of $8,530,000; and (vii) the conditions required for consummating the Merger, as set forth in the proxy statement relating to that transaction, having been satisfied (other than the condition that the distribution shall have occurred).

We expect that the distribution will be effective on                , 2015, which we refer to as the distribution date, provided that the conditions to the distribution have been satisfied or waived and the conditions to the Merger are expected to be satisfied or waived.

The separation and distribution agreement provides that it will terminate in the event that the merger agreement has been terminated. Subject to the terms and conditions set forth in the merger agreement, the separation and distribution agreement may be amended, modified or abandoned at any time prior to the Merger Effective Time by mutual consent of Paramount and Coeur, without the approval or consent of any other person, including SpinCo. After the Merger Effective Time, the separation and distribution agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the parties.

The fulfillment of the foregoing conditions does not create any obligations on the part of Paramount to its stockholders to effect the distribution or in any way limit Paramount’s right to terminate the separation or distribution agreement as provided for therein or alter the consequences of any such termination from those specified in the agreement. Any determination made by the board of directors of Paramount prior to the distribution, such determination to be made with the prior written consent of Coeur, which consent shall not be unreasonably withheld, concerning the satisfaction or waiver of any or all of the conditions to the distribution shall be conclusive and binding on Paramount and SpinCo. Paramount does not intend to notify its stockholders of any modifications to the terms of the separation and distribution that, in the judgment of its board of directors, are not material. To the extent that the board of directors of Paramount determines that any modifications by Paramount changes the material terms of the distribution, Paramount will notify its stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement or amendment to this prospectus.

Reasons for the Separation and Distribution

Completion of the separation and distribution is a condition to the Merger. The board of directors of Paramount believes that the merger agreement is in the best interests of Paramount stockholders, and in separating Paramount’s Nevada business from its Mexican business, affords Paramount stockholders the opportunity to share in further value creation as owners of SpinCo.

Actions Prior to the Separation and Distribution

Prior to the distribution, Paramount Nevada Gold Corp. will merge into its direct subsidiary Paramount Gold Nevada Corp., with Paramount Gold Nevada Corp. surviving such merger as a direct subsidiary of Paramount. Unless the context otherwise makes clear, references to “SpinCo” in this prospectus refer to Paramount Gold Nevada Corp., after giving effect to this merger, as a direct subsidiary of Paramount Nevada Gold Corp. and as successor to Paramount Nevada Gold Corp.

In connection with the separation and distribution and immediately prior to the Merger, Coeur will purchase from SpinCo newly issued shares of SpinCo common amounting to approximately 4.9% of the outstanding SpinCo common stock after issuance. Following Coeur’s purchase of approximately 4.9% of SpinCo, the distribution will be effected by Paramount on the distribution date by way of a pro rata distribution of approximately 95.1% of the outstanding shares of common stock of SpinCo to Paramount stockholders of record as of 5:00 p.m. New York City time on           , 2015, the record date for the distribution.

When and How You Will Receive Shares of Common Stock in the Distribution

We expect that Paramount will distribute approximately           of shares of our common stock (other than common stock sold as a result of fractional shares) on           , 2015, the distribution date. Paramount’s transfer agent and registrar, Computershare Inc., also referred to as “CS,” will serve as distribution agent in connection with the distribution of SpinCo shares of common stock.

If you own Paramount common stock on the close of business on the record date, the SpinCo shares of common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to your account as follows:

•	Registered Stockholders. If you own your shares of Paramount common stock directly (either in book-entry form through an account at Paramount’s transfer agent, CS, and/or if you hold physical paper stock certificates), you will receive your SpinCo common stock by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical paper share certificates are issued to stockholders, as is the case in this distribution.

Commencing on or shortly after the distribution date, the distribution agent will mail to you an account statement that indicates the number of SpinCo common shares of stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having your ownership of our common stock registered in book-entry form, we encourage you to contact CS at the address set forth in this prospectus.

•	Beneficial Stockholders. Most Paramount stockholders hold their shares of Paramount common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Paramount common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the SpinCo common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having your common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Number of Shares of Our Common Stock that You Will Receive

For each share of common stock of Paramount that you own at the close of business on                , 2015, the record date, you will receive           shares of our common stock. No fractional shares of common stock will be distributed. Instead, if you are a registered holder, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts, commissions and similar costs) of the sales pro rata (based on the fractional share that such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Paramount or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Paramount or us. Neither we nor Paramount will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The receipt of cash in lieu of fractional shares of our common stock may be taxable to you for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Matters” elsewhere in this prospectus for a summary of the material U.S. federal income tax consequences of the distribution. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Paramount common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After our separation from Paramount and the distribution, we will be a separate, publicly traded company. Immediately after the distribution, Paramount will no longer hold any of our common stock. Immediately following the distribution, we expect to have approximately           stockholders of record, based on the number of registered holders of shares of Paramount’s common stock as of           , 2015 and approximately                 SpinCo shares of common stock outstanding. The actual number of shares of common stock to be distributed will be determined at the close of business on                , 2015, the record date for the distribution, and will reflect any exercise of Paramount options between the date that Paramount’s board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of common stock of Paramount or any rights of Paramount stockholders. Paramount will not distribute any fractional shares of our common stock.

Before the separation, we will enter into a separation and distribution agreement with Paramount to effect the separation and provide a framework for the relationships between us and Paramount after the separation. This agreement will provide for the allocation between Paramount and SpinCo of Paramount’s Nevada assets, liabilities and obligations attributable to periods before, at and after our separation from Paramount and will govern the relationship between us and Paramount subsequent to the completion of the separation. Following the Merger, Paramount will be a wholly owned subsidiary of Coeur, and Paramount and SpinCo are expected to have no further relationship with or obligation to one another, other than as set forth in the separation and distribution agreement. There is no expectation of future loans from Paramount to SpinCo following the completion of the spin-off. For a summary of the material terms of the separation and distribution agreement, see “The Separation and Distribution—The Separation and Distribution Agreement” beginning on page [  ]. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions.”

Effect on Shares of Common Stock of Paramount

The number of outstanding shares of common stock of Paramount will not change as a result of the distribution. However, assuming the Merger is completed, which is expected to occur immediately following the distribution, shares of Paramount common stock will be converted into Coeur common stock.

Market for Our Shares of Common Stock

There is currently no public market for our common stock. However, a condition to the distribution is that our common stock be approved for listing on the NYSE MKT LLC (or another recognized stock exchange) subject to official notice of issuance. We intend to apply to list our common stock on the NYSE MKT LLC under the symbol “PZG.” We have not and will not set the initial price of our shares of our common stock. The initial price will be established by the public markets.

We cannot predict the price at which shares of our common stock will trade after the distribution. In fact, the sum of (1) the trading price of our shares of common stock that each Paramount stockholder will receive in the distribution and (2) the merger consideration received by such stockholder from Coeur may be less than the “regular-way” trading price of a share of common stock of Paramount immediately prior to the distribution. The price at which our common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Relating to Our Common Stock” elsewhere in this prospectus.

Trading Prior to the Distribution Date

It is anticipated that shortly before the record date and through the distribution date, there will be a “when-issued” market in our common stock. When-issued trading refers to a sale or purchase of securities made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for SpinCo common stock that will be distributed to holders of Paramount common stock on the distribution date. If you own shares of Paramount common stock as of 5:00 p.m., New York City time on the record date, you will be entitled to SpinCo common stock distributed pursuant to the spin-off. You may trade this entitlement to SpinCo common stock, without the shares of Paramount common stock you own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to SpinCo common stock will end and regular-way trading will begin.

It is also anticipated that shortly before the record date and through the distribution date, there will be two markets in Paramount common stock: a “regular-way” market and an “ex-distribution” market. Paramount common stock that trades on the regular-way market will trade with an entitlement to SpinCo common stock distributed pursuant to the separation and distribution. Shares that trade on the ex-distribution market will trade without an entitlement to SpinCo common stock distributed pursuant to the separation and distribution. Therefore, if you sell shares of Paramount common stock in the regular-way market up to and including the distribution date, you will be selling your right to receive SpinCo common stock in the separation and distribution. However, if you own shares of Paramount common stock as of 5:00 p.m., New York City time on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the SpinCo common stock that you would otherwise be entitled to receive pursuant to your ownership of shares of Paramount common stock because you owned these shares of common stock as of 5:00 p.m., New York City time on the record date.

USE OF PROCEEDS

SpinCo will not receive any proceeds from the distribution of our common stock in the spin-off.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the shares of SpinCo common stock distributed in the spin-off.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

We are an emerging growth company engaged in the business of exploring mining claims in Nevada, USA. We have no proven reserves at our Sleeper Gold Project in Nevada. The following discussion updates our plan of operations for the foreseeable future. It also analyzes our financial condition and summarizes the results of our operations for the years ended June 30, 2014 and 2013 and compares each year’s results to the results of the prior year.

On December 17, 2014, Paramount announced its intention to pursue the separation of its Nevada mining and exploration business in connection with entering into an agreement and plan of merger with Coeur Mining, Inc. The separation and distribution agreement provides for the spin-off of the Nevada business from Paramount. Among other things, the agreement sets forth the process by and conditions under which Paramount will spin-off the Nevada business to the holders of Paramount common stock; specifies the relevant assets of Paramount and certain of its subsidiaries related to the Nevada business to be transferred to SpinCo; and sets forth certain liabilities to be assumed by and covenants to be performed by Paramount and SpinCo. See “The Separation and Distribution” on page [ ].

Plan of Operation – Exploration:

Exploration activities in Nevada will focus on our Sleeper Gold Project. Our exploration budget following the completion of the spin-off will be approximately $1.4 million. The main budget activities will include consulting, geological modelling and metallurgical testing. We will also evaluate acquisitions opportunities in Nevada and have budgeted approximately $0.1 million for these activities.

Our work on the Sleeper Gold Project is consistent with Paramount’s strategy of expanding and upgrading known, large-scale precious metal occurrences in established mining camps, defining their economic potential and then partnering them with nearby producers.

Comparison of Operating Results for the three and six months ended December 31, 2014 and 2013

Results of Operations

We did not earn any revenue from operations for the three and six months ended December 31, 2014 and 2013. Our on-going exploration program included bio-oxidation metallurgical testing and updating material estimate models for our Sleeper Gold Project. Other normal course of business activities included filing annual mining claim fees with the BLM, reclamation work at the Sleeper mine site and on-going geological reviews of its mining claims.

Expenses

Our operating expenses for the three months ended December 31, 2014 compared to the three months ended December 31, 2013 decreased by approximately 5% or by $60,017. Our exploration expenses decreased by 17% or by $73,286, which was a result of the conclusion of an on-going metallurgical testing program that commenced in 2013. Insurance expenses decreased by 72% or by $48,431 resulting from a change in amortization estimate. Our imputed interest charge on debt owing to Paramount increased by 9.8% or by $69,450.

Our operating expenses for the six months ended December 31, 2014 compared to the six months ended December 31, 2013 increased by approximately 7% or by $190,124. Our exploration expenses decreased by 18% or by $155,807 which was a result of the winding down and conclusion of an on-going metallurgical testing program that commenced in 2013. Insurance expenses decreased by 64% or by $96,964 resulting from a change in amortization estimate. Our imputed interest charge on debt owing to our Parent increased by 11.4% or by $156,030. We also dropped mining claims that no longer had any exploration potential and recorded an expense in the amount of $337,400.

Net Loss

Our net loss for the three months ended December 31, 2014 was $1,161,199 compared to a loss of $1,241,298 in the previous year. The decrease of 6% was primarily due to the net decrease in expenses as described above.

Our net loss for the six months ended December 31, 2014 was $2,695,401 compared to a loss of $2,582,610 in the previous year. The increase of 4% was primarily due to the net increase in expenses as described above.

Liquidity and Capital Resources

At December 31, 2014, we had cash and cash equivalents of $938,078 compared to $460,220 at June 30, 2014. This increase of $477,858 was primarily due to the sale of marketable securities that resulted in net proceeds of $462,075. Cash required fund our exploration programs and corporate overhead was provided by Paramount in the amount of $958,493.

At December 31, 2014, we had net working capital of $1,254,113. This excludes the amounts owed to Paramount of $17,845,302. Prior to the spin-off any debt we owe to Paramount will be converted to equity. Following the completion of the spin-off, we anticipate our 12 month cash expenditures to fund exploration programs and general corporate expenses to be approximately $3.4 million. These anticipated cash outlays will be funded by our cash on hand which is expected to be approximately $9.4 million.

A breakdown of our proposed expenditures following the completion of the spin-off for the next 12 months are as follows:

•	$300,000 on preparation of a new compliant NI-43-101 preliminary economic assessment for the Sleeper Gold Project;
•	$650,000 on exploration drilling and lab testing at the Sleeper Gold Project;
•	$400,000 on annual mining claim fees; and
•	$1,700,000 on general and administration expenses (expenses include management and employee salary and wages, legal, audit, and marketing).

Comparison of Operating Results for the year ended June 30, 2014 as compared to June 30, 2013

Results of Operations

We did not earn any revenue from operations for the year ended June 30, 2014 or the year ended June 30, 2013. Our primary purpose is to conduct exploration activities at our Sleeper Gold Project. For the year ended June 30, 2014, we significantly reduced expenditures from the prior year. Our main exploration activities for the year ended June 30, 2014 were as follows:

•	re-logging program in which 19 previously drilled holes were lab assayed and results were entered into the existing geological model database;
•	conduct extensive bio-oxidation metallurgical testing on the sulfide material at the West Wood Zone; and
•	update the Sleeper Gold Project’s material estimate which would incorporate data from 44 new drill holes totaling over 49,000 ft.

Expenses

Our exploration expenses for the year ended June 30, 2014 compared to the previous year decreased by $4,026,168 or by 68%. The decrease is mainly driven by the decreased drilling activities conducted at our Sleeper Gold Project in Nevada.

The following table summarizes our drilling activities for the year ended June 30, 2014 and 2013:

	For the year ended June 30, 2014		For the year ended June 30, 2013
	Holes	Cumulative Length in Feet	Holes	Cumulative Length in Feet
Sleeper Gold Project, USA	—	—	38	55,104
Total	—	—	38	55,104

Our general corporate expenses which include professional fees and office and administration totaled $257,687 for the year ended June 30, 2014. This 52% decrease over the previous year ended June 30, 2013 was mainly due to reduced corporate expense allocations from Paramount. We believe our cash is adequate to meet our budgeted general corporate expenses in the short-term.

Net Loss

Our net loss for the year ended June 30, 2014 was $5,269,766 compared to a loss of $8,777,172 in the previous year. The decrease in net loss of $3,507,406 or 40% reflects a significant reduction in exploration programs and corporate expenses, which expenses were reduced in the prior year by a previous year gain. We will continue to incur losses for the foreseeable future as we continue with our planned exploration programs.

Liquidity and Capital Resources

At June 30, 2014, we had cash and cash equivalents of $460,220 compared to $171,643 as at June 30, 2013. This increase of $288,577 was primarily due to the cash provided by Paramount in excess of what was required to fund our operations and investing activities.

At June 30, 2014, we had net working capital of $1,220,529. This excludes the amounts owed to Paramount of $16,886,809. Prior to the spin-off any debt we owe to Paramount will be converted to equity. Following the completion of the spin-off, we anticipate our 12 month cash expenditures to fund exploration programs and general corporate expenses to be approximately $3.4 million. These anticipated cash outlays will be funded by our cash on hand which is expected to be approximately $9.4 million.

A breakdown of our proposed expenditures following the completion of the spin-off for the next 12 months are as follows:

•	$300,000 on preparation of a new compliant NI-43-101 preliminary economic assessment for the Sleeper Gold Project;
•	$650,000 on exploration drilling and lab testing at the Sleeper Gold Project;
•	$400,000 on annual mining claim fees; and
•	$1,700,000 on general and administration expenses (expenses include management and employee salary and wages, legal, audit, and marketing).

Contractual Obligations

The following table summarizes our obligations and commitments as of June 30, 2014 to make future payments under certain contracts, aggregated by category of contractual obligation, for specified time periods:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Accounts Payable & Accrued Liabilities	$30,034	$30,034	—	—	—
Due to Paramount	$16,886,809	$16,886,809	—	—	—
Asset Retirement Obligations	1,291,066	104,040	324,772	116,017	746,237
Total	$1,683,818	$496,792	$324,772	$116,017	$746,237

Critical Accounting Policies

Management considers the following policies to be most critical in understanding the judgments that are involved in preparing the Company’s consolidated financial statements and the uncertainties that could impact the results of operations, financial condition and cash flows. Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. Management believes the Company’s critical accounting policies are those related to mineral property acquisition costs, exploration and development cost, stock based compensation, derivative accounting and foreign currency translation.

Estimate

The Company prepares its consolidated financial statements and notes in conformity to United States Generally Accepted Accounting Principles (“U.S. GAAP”) and requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Mineral property acquisition costs

The Company capitalizes the cost of acquiring mineral properties and will amortize these costs over the useful life of a property following the commencement of production or expense these costs if it is determined that the mineral property has no future economic value or the properties are sold or abandoned. Costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts of the specific mineral property at the time the payments are made.

The amounts recorded as mineral properties reflect actual costs incurred to acquire the properties and do not indicate any present or future value of economically recoverable reserves.

Exploration expenses

We record exploration expenses as incurred. When we determine that precious metal resource deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration expenses related to such reserves incurred after such a determination will be capitalized. To date, we have not established any proven or probable reserves and will continue to expense exploration expenses as incurred.

Stock Based Compensation

The Company uses the Black-Scholes option valuation model to value stock options granted. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires management to make estimates which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation, the following assumptions were used for the fiscal years ended June 30, 2014 and 2013:

	2014	2013
WA Risk free interest rate	0.12%	0.15%
WA Expected dividend yield	0%	0%
WA Expected stock price volatility	58%	64%
WA Expected life of options	2 years	2.9 years

Reclassification

Certain comparative figures have been reclassified to conform to the current year-end presentation.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, or capital resources.

BUSINESS

We are an emerging growth company in the business of precious metals exploration with projects in Nevada.

We are currently a wholly owned indirect subsidiary of Paramount. The separation will be accomplished through one or more transactions in which Paramount’s direct subsidiary, Paramount Nevada Gold Corp., will merge into SpinCo and Paramount will transfer to SpinCo any of its Nevada assets and businesses that SpinCo does not already own directly or indirectly. Following such transactions, which we refer to as the “separation,” SpinCo will own, directly or indirectly, 100% of Paramount’s exploration and development rights in its Nevada properties. Following the separation and distribution, SpinCo will become an independent, publicly traded company.

After the separation and distribution, we plan to continue advancing our principal Nevada property, the Sleeper Gold Project. We also plan to evaluate mineral properties held by third parties for acquisition. We will evaluate properties that have the following characteristics:

1.	Known mineralized material with a history of completed geological exploration programs;
2.	Exploration potential to expand beyond known mineralized zones; and
3.	Low land holding costs in order to retain property rights over medium to long term time horizons.

We believe our business strategy of acquiring and developing known precious metals deposits in large-scale geological environments in North America allows us to reduce the cost risks associated with exploring unproven mineral properties and significantly increases the efficiency and effectiveness of our exploration programs. Our projects are located near successful operating mines, which reduces the related infrastructure costs at the exploration stage and may ultimately reduce the cost of mine construction and operation.

Our principal Nevada interest, the Sleeper Gold Project, was acquired by Paramount by way of statutory plan of arrangement in the Province of British Columbia, Canada, with X-Cal Resources Ltd. in August 2010. The Sleeper Gold Project is located in Humboldt County, Nevada. Through the acquisition of X-Cal Resources Ltd., additional mining claims in the state of Nevada were acquired and are described more fully under “Properties” below.

Prior to the distribution, Paramount Nevada Gold Corp. will merge into its direct subsidiary Paramount Gold Nevada Corp., with Paramount Gold Nevada Corp. surviving the merger as a direct subsidiary of Paramount.

Inter-corporate relationships

We currently have two active wholly owned direct subsidiaries, New Sleeper Gold LLC and Sleeper Mining Company, LLC, which operate our mining interests in Nevada.

United States Regulations

Mining Claims: Exploration activities on our properties in Nevada are conducted upon federally-owned unpatented mining claims. Most federally-owned land is administered by the BLM. On existing claims, we are required to pay annual claim maintenance fees of $140 per claim on or before September 1st at the State Office of the BLM. In addition, in Nevada, we are required to pay the county recorder of the county in which the claim is situated an annual fee of $10.50 per claim. On certain claims, we are required to pay a fee for each 20 acres of an association placer. For any new claims we acquire by staking, we must file a certificate of location with the State Office of the BLM within 90 days of making the claim along with a fee equal to the amount of the annual claim maintenance fee.

Mining Exploration: BLM regulations require, and we have obtained, permits for surface disturbances to conduct our exploration activities. There are also numerous permits in place that are maintained from the previous mine operations. These are maintained by us for ease in updating should a decision be made to reinitiate production at the Sleeper Gold mine. Maintenance of these permits includes monthly, quarterly and annual monitoring and reporting to various government agencies and departments.

Environmental and Reclamation: Our Sleeper Gold Project is currently operated as an advanced exploration project and is subject to various permit requirements. We are required to submit a plan of operation, obtain permitting and post bonds that guarantee that reclamation is performed on lands associated with exploration.

We are also responsible for managing the reclamation requirements from the previous mine operations and have a bond posted with the BLM to guarantee that reclamation is performed on the associated mine facilities and activities.

Employees

Following the separation, we will have seven employees.

Legal Proceedings

Since the announcement of the merger on December 17, 2014, Paramount, members of the Paramount board, SpinCo, Coeur, Merger Sub, and in one case, FCMI Financial Corp., have been named as defendants in six putative stockholder class action suits brought by purported stockholders of Paramount, challenging the proposed merger (the “Complaints”). The Complaints were filed in the Court of Chancery in the State of Delaware. On February 18, 2015, the Complaints were consolidated as In Re Paramount Gold and Silver Corp. Stockholders Litigation, Consolidated C.A. No. 10499-VCN. Defendants need not file a response to any previously filed complaints or motions until a Consolidated Amended Complaint is filed.

The plaintiffs generally claim that the Paramount board members breached their fiduciary duties to Paramount stockholders by: (i) authorizing the merger with Coeur for what the plaintiffs assert is inadequate consideration and pursuant to an allegedly inadequate process, and (ii) failing to disclose sufficient information in this joint proxy statement/prospectus to allow the shareholders to make an informed vote. The plaintiffs also claim that Paramount, Coeur, SpinCo and Merger Sub aided and abetted the other defendants’ alleged breach of duties. The plaintiffs seek, among other things, to enjoin the merger, rescind the transaction or obtain rescissory damages if the merger is consummated, obtain other unspecified damages and recover attorneys’ fees and costs.

Paramount, members of the Paramount board, Coeur, SpinCo and Merger Sub deny any wrongdoing and are vigorously defending all of the actions.

Facilities

Our head office is located at 665 Anderson Street, 89445, Winnemucca, Nevada, USA.

PROPERTIES

SLEEPER GOLD PROJECT

Overview and Location

Sleeper is a material exploration property of the Company. The Company has the rights to explore, develop and mine the property through our 100% ownership of unpatented lode mining claims. Sleeper is located 26 miles northwest of Winnemucca, Nevada. Automobile and truck access to the property is by Interstate Highway 80 to Winnemucca, north on Highway 95 for 32 miles, west on Highway 140 for 14 miles, and then south for 6 miles on the maintained gravel Sod House Road to the project site. An office building, heavy equipment enclosure and warehousing facility are present on the Sleeper Gold Property. Necessary supplies, equipment and services to carry out full sequence exploration and mining development projects are available in Winnemucca, Reno, and Elko, Nevada.

Mining Claims

The Sleeper Gold mine and its 1,044 unpatented lode mining claims were acquired by Paramount through its acquisition of X-Cal Resources Ltd. in August 2010. Additional mining claims have been staked or acquired which now comprise the Sleeper Gold Project.

The 100% owned mining claims are summarized in the following table:

The Sleeper Gold Project Properties	Claims	Approx sq. miles
Sleeper Gold Mine	1,044	30
Dunes	394	20
Mimi	884	74
Total	2,322	124

The following map illustrates the general location of the Sleeper Gold Project and the associated mining claims:

Explanation
Paramount Properties
Sleeper
Mimi
Dunes
Sleeper Pit
400,000
410,000
4,580,000
4,570,000
4,560,000
4,550,000
DESERT VALLEY
SLUMBERING HILLS
SAND DUNES
0 1 2 3 4 5
Km.
N
Sleeper
Nevada Location Map
PARAMOUNT
gold and silver
Sleeper Project Land Status
Humboldt County, Nevada

History of Previous Operations

The Sleeper Gold Project includes a historic open pit mine (the “Sleeper Gold mine”) operated by AMAX Gold Inc. (“Amax”) from 1986 until 1996, which produced 1.66 million ounces of gold, and 2.3 million ounces of silver. All processing facilities and equipment related to the mining operations conducted by Amax have been removed from the site.

Power and Water

As a result of Amax’s mine operation from 1986 to 1996, electrical power is provided to the property by power lines. Water is available by two deep wells located on the property.

Paramount’s Exploration History at Sleeper Gold Project

Paramount conducted its first exploration program at the Sleeper Gold mine in October 2010. It consisted of 19 drill holes totaling 18,065 feet and focused on verifying data on existing models and confirming continuity and strike extension of known mineralized zones. From July 1, 2011 through June 30, 2012, Paramount completed 79 drill holes totaling 21,013 feet and followed that up in the period from July 1, 2012, through June 30, 2013, with 38 drill holes totaling 55,104 feet.

In August 2011, Paramount announced the acquisition of 606 unpatented lode mining claims (the “Dunes Project”) located 11 miles south of the Sleeper Gold mine from ICN Resources Ltd. (“ICN”). In consideration, Paramount issued 400,000 shares of its common stock to ICN.

In September 2011, Paramount announced the results of a new material estimate on the Sleeper Gold mine prepared by SRK Consulting (“SRK”). Such estimate was conducted in accordance with the Canadian standards set forth in National Instrument 43-101. Based on the results of the report, the Company commissioned Scott E. Wilson Consulting Inc. (“SEWC”) to prepare a preliminary economic assessment (“PEA”) for the project. The PEA is designed to evaluate both the technical and financial aspects of various production scenarios using the material estimate developed by SRK.

Also, in July 2012, Paramount announced the staking of 920 new lode mining claims (the “Mimi Project”) adjacent to the west and immediately south, of the Sleeper Gold mine. The Mimi Project totals 18,400 acres.

In July 2012, Paramount announced the results of the PEA completed by SEWC on the Sleeper Gold mine property. SEWC concluded that the most attractive development scenario consists of a large-scale open pit mining operation with a heap leach processing plant handling both oxide and sulfide material, producing a gold-silver ore. The PEA assumes an 81,000 ton per day operation resulting in a projected 17-year operation with an average annual production of 172,000 ounces of gold and 263,000 ounces of silver. Paramount received the completed PEA report in September 2012.

In 2013, Paramount announced several results of a drilling campaign which was focused in and around the existing resource and pit areas. Assay results extended the mineralization east and south of the existing resource, opened up new depth potential below the existing sleeper pit and intercepted exceptional results in several zones. Additionally, Paramount undertook an extensive database review and as a result, a total of 473 core and RC holes have been re-logged and new cross-sections were generated. Paramount completed a re-interpreted lithological and structural model which will allow us to plan a new drill program and to update our mineralized material estimate model.

In August 2014, Paramount dropped a total of 248 mining claims from its Sleeper Gold Project. These claims no longer had any geological value to the Company.

There is no certainty that the scenarios or estimated economics in the PEA will be realized.

Exploration Plans

Our Sleeper Gold Project budget following the completion of the spin-off for the twelve months is approximately $1.4 million. The main budget activities will include consulting, material modeling and metallurgical testing.

The Sleeper Gold Project is without a known mineral reserve and the proposed program is exploratory in nature.

Geology and Mineralization

The Sleeper Gold Project is situated within the western, apparently older, part of the Northern Nevada Rift geologic province of Miocene age, along the western flank of the Slumbering Hills within Desert Valley. The geological structures that underlie Desert Valley appear to have been down-dropped 3,000 to 3,300 ft. along the north-to northeast-trending normal faults along the western edge of the Slumbering Hills.

Four main types of gold mineralization are found within the Sleeper Gold Project deposit and may represent a continuum as the system evolved from a high level, high sulfidation system dominated by intrusion related fluids and volatiles to a low sulfidation meteoric water dominant system. In this setting the paragenetic relationships of the differing mineralization styles are as follows:

•	Early – quartz-pyrite-marcasite stockwork
•	Intermediate – medium-grade, silica-pyrite-marcasite cemented breccias localized on zones of structural weakness
•	Late – high-grade, banded, quartz-adularia-electrum-(sericite) veins
•	Post – alluvial gold-silver deposits in Pliocene gravels

Mill Creek Property

The Mill Creek property is not a material property to the Company. It comprises a contiguous block of 36 unpatented lode mining claims. The claims total approximately 720 acres and are located in the NW part of the Shoshone Range, 33 km south of Battle Mountain. Access from Battle Mountain is south by paved Highway 305 for 33 km., then eastward on the graded dirt Mill Creek Road for 10 km., and then northeast for 2.9 km on a secondary dirt road to the property.

Explanation
MC Claims
PARAMOUNT
gold and silver
Mill Creek Project
Lander County, Nevada
Claim Map
By: T.R.Gibson
Date: 8/15/2012
Datum: NAD 1927
Scale: 1:20,000
Coord. System: UTM Zone 11 meters
Projection: Trans. Mercator
Name: MILL_Creek_Land
Nevada Location Map
Mill Creek
502,000
503,000
504,000
505,000
4,468,000
4,467,000
4,466,000
4,465,000
4,464,000
0 250 500 750 1,000 meters
N
Creek
Mines
24
19
25
30
29
36
31
32

The Mill Creek property is in hilly, grass, sagebrush, juniper and pinyon-covered mountain brush high desert terrain, on the lower western slopes of the Shoshone Range. The climate is favorable for year-round mining, with all supplies and services needed for an exploration program available in the Battle Mountain - Elko area.

The Mill Creek property is an early-stage gold exploration project. The main exploration target on the Mill Creek Property will be the Carlin-Style gold-silver ores found in altered, metamorphosed, and locally skarnified Lower Plate carbonate and limy to dolomitic clastic sedimentary rocks of the Devonian Wenban Limestone, Silurian Roberts Mountain Formation, and the Ordovician Hanson Creek Formations. A secondary target host rock type is mafic volcanic rock of the Upper Plate rock sequence, similar to Newmont’s Twin Creeks Mine. The economic Battle Mountain - Cortez - Eureka Trend gold deposits were deposited as mineralized hydrothermal sedimentary-host replacement horizons and breccia zones along major fault structural zones where alteration and anomalous gold-silver-arsenic-antimony-thallium mineralization are present. Marbles in metamorphic aureoles and iron-rich skarns appear to be favored sites for gold mineralization in these deposits, perhaps due to the rheological character, permeability after fracturing, and chemical reactivity of those rocks to alteration by hydrothermal fluids.

This property is without a known mineral reserve, and there is no current exploratory work being performed.

Spring Valley Property

The Spring Valley property is not a material property to the Company. It consists of 38 lode mineral claims in the Spring Valley Area, Pershing County, Nevada. The project is located approximately 2.5 km. northwest of the Rochester mine in the Humboldt Range, 30 km. northeast of Lovelock, Nevada. The property covers rocks folded into a broad anticline broken into large blocks by major north-trending faults. Midway Gold Corporation’s Spring Valley project operated by Barrick Gold Corporation is approximately 2 km to the northeast.

EXPLANATION
WR Claims
395,000
396,000
397,000
398,000
4,463,000
4,462,000
4,461,000
4,460,000
Canyon
Limerick
Prospects
Prospect
Oro Fino Mine
Mine Shafts
Adit
Gold
Ridge
6397T
6096T
5234T
5406T
5211T
5118T
5128T
2-18
High
Grade
Canyon
Lincoln Hill Mine
Lincoln Hill
6333T
5945
4834T
4959T
5331T
Old Railroad Grade
5119T
5247T
5355T
5084T
Looney Mine
R A N G E
5000
5800
6000
5400
11
12
7
14
13
18
Spring Valley
Nevada Location Map
PARAMOUNT
gold and silver
Spring Valley Project
Pershing County, Nevada
Claim Map
By: T.R.Gibson
Date: 8/15/2012
Datum: NAD 1927
Scale: 1:18,000
Coord. System: UTM Zone 11- meters
Projection: Trans. Mercator
Name: SpringValley_land_14AUG2012

This property is without a known mineral reserve, and there is no current exploratory work being performed.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our executive officers. Our executive officers are currently officers, employees and/or directors of Paramount and are not expected to continue to be employees or directors of Paramount following the separation and distribution.

Name	Position(s)	Age
Christopher Crupi	Chief Executive Officer and Director	45
Glen Van Treek	President and Director	49
Carlo Buffone	Chief Financial Officer	44

Christopher Crupi. Mr. Crupi is the Chief Executive Officer of SpinCo and a director of SpinCo since August 2010. He is currently the Chief Executive Officer of Paramount and has served in this role since April 2005. Mr. Crupi founded Paramount in March 2005 and oversees the administrative and operational activities of Paramount. From 2000 to 2004, Mr. Crupi was a Vice President of PricewaterhouseCoopers LLP, an international accounting firm. Mr. Crupi received his Bachelor of Commerce degree from the University of Ottawa in 1992 and a Chartered Accountant designation in 1995.

Glen Van Treek. Mr. Van Treek is the President of SpinCo and a director of SpinCo since February 2015. He is currently the Chief Operating Officer and V.P. Exploration of Paramount and has served in this role since January 2010. He has over 20 years of progressive global experience in all stages of mineral exploration. Prior to joining Paramount, he held various senior positions at Teck Resources Ltd. and most recently he managed the production geology, resource modeling and exploration programs at Teck’s Quebrada Blanca mine in Chile. Prior to his experience at Teck, Mr. Van Treek held positions with Placer Dome and other junior exploration companies. He is a graduate geologist from the University of Chile.

Carlo Buffone. Mr. Buffone is the Chief Financial Officer of SpinCo. He is currently the Chief Financial Officer of Paramount and has served in this role since February 2010. Prior to joining Paramount, Mr. Buffone founded a private company named Mama’s Boy Wines which developed sales channels for Italian artisanal wine makers. From 1995 to 2005, he held various senior financial management positions including his employment as a corporate development specialist for CMA Holdings Group, a wealth management firm with over $23 billion in assets under administration where he was responsible for mergers and acquisitions. Mr. Buffone is a Certified Management Accountant (CMA) and received his Bachelor of Commerce Degree from the University of Ottawa in 1993 and studied mergers and acquisitions at the Kellogg School of Management at Northwestern University in 2004.

DIRECTORS

The following table sets forth information regarding our board of directors.

Name	Position(s)	Age
Christopher Crupi	Chief Executive Officer and Chairman of the Board	45
Glen Van Treek	President and Director	49
John Carden	Director	67
Christopher Reynolds	Director	50
Eliseo Gonzalez-Urien	Director	73

Christopher Crupi. Mr. Crupi is the Chief Executive Officer of SpinCo and a director of SpinCo since August 2010. He is currently the Chief Executive Officer of Paramount and has served in this role since April 2005. Mr. Crupi founded Paramount in March 2005 and oversees the administrative and operational activities of Paramount. From 2000 to 2004, Mr. Crupi was a Vice President of PricewaterhouseCoopers LLP, an international accounting firm. Mr. Crupi received his Bachelor of Commerce degree from the University of Ottawa in 1992 and a Chartered Accountant designation in 1995. Mr. Crupi has extensive knowledge and experience with U.S. capital markets, finance and accounting, and we believe he is qualified to serve on our board.

Glen Van Treek. Mr. Van Treek has over 20 years of progressive global experience in all stages of mineral exploration has been a director of SpinCo since February 2015. Prior to joining Paramount, he held various senior positions at Teck Resources Ltd. and most recently he managed the production geology, resource modeling and exploration programs at Teck’s Quebrada Blanca mine in Chile. Prior to his experience at Teck, Mr. Van Treek held positions with Placer Dome and other junior exploration companies. He is a graduate geologist from the University of Chile. Mr. Van Treek has extensive experience with the mineral industry, and we believe he is qualified to serve on our board of directors.

John Carden, Ph.D. Dr. Carden has more than 35 years in experience in exploration management, teaching and research and has been a director of SpinCo since February 2015. Since 2001 he has been a geologic consultant and a director of a number of junior resource companies each which were TSX Venture Exchange listed companies. Dr. Carden worked as a senior exploration geologist for Exxon Minerals, Atlas Precious Metals, Tenneco, and Echo Bay Mines and later was Director of U.S. Exploration from 1992 until 1998 for Echo Bay Mines. He and is a Licensed Professional Geologist in the State of Washington. Dr. Carden received his B.Sc. and M.Sc. in geology From Kent State University in Ohio, and his doctorate in geology from the Geophysical Institute at the University of Alaska in 1978. Dr. Carden has extensive experience with the mineral industry, and we believe he is qualified to serve on our board of directors. Mr. Carden is expected to serve as Chairman of our Corporate Governance and Nominating Committee

Christopher Reynolds. Mr. Reynolds has over 20 years of mineral industry and public accounting experience and has been a director of SpinCo since February 2015. He is currently the Vice President Finance and Chief Financial Officer of Seabridge Gold Inc., a TSX and NYSE MKT listed corporation. He previously served as Vice President, Finance and Chief Financial Officer of Norsemont Mining Inc. and as Senior Vice President, CFO and Secretary of Southern Era Diamonds Inc. He has held various finance and accounting positions at Southern Platinum Corp., TVX Gold Inc., Inmet Mining Corporation and Price Waterhouse, now PricewaterhouseCoopers. Mr. Reynolds also served as a director of Arizona Star Resource Corp. Mr. Reynolds became a Certified General Accountant in 1994 and received a B.A. (Economics) from McGill University in 1987. Mr. Reynolds has extensive experience with the mineral industry, finance and accounting, and we believe he is qualified to serve on our board of directors. Mr. Reynolds is expected to serve as Chairman of our Audit Committee.

Eliseo Gonzalez-Urien. Mr. Gonzalez-Urien currently serves as a member of the board of directors of Seabridge Gold and has been a director of SpinCo since February 2015. He is an exploration geologist with over 30 years of experience in the mining industry. From 1989 through 2001 Mr. Gonzalez-Urien held various executive positions with Placer Dome Inc. including senior vice president of the parent company and president of Placer Dome Exploration Inc. During this period he was charged with responsibility for Placer Dome’s worldwide exploration activities. Prior to Placer Dome, Mr. Gonzalez-Urien held senior positions with BHP-Utah Inc. and Noranda. He holds a degree in geology from the University of Santiago, Chile, followed by post graduate studies in geology at the University of California, Berkley. Mr. Gonzalez-Urien has extensive experience with the mineral industry, and we believe he is qualified to serve on our board of directors. Mr. Gonzalez-Urien is expected to serve as Chairman of our Compensation Committee.

Director Independence

A majority of the board of directors will be comprised of directors who are “independent” as defined by the rules of the NYSE MKT LLC. We will seek to have all directors other than Christopher Crupi and Glen Van Treek qualify as “independent” under these standards. The board of directors is expected to establish categorical standards to assist it in making its determination of director independence. We expect these standards will provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with us or our subsidiaries (either directly or as a member, partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries). In making this determination, the board of directors will (i) adhere to all of the specific tests for independence included in the NYSE MKT LLC listing standards, and (ii) consider all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the board from time to time, including the following standards:

(a)	a director who is, or during the past three years was, employed by the company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

(b)	a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
(i)	compensation for board or board committee service,
(ii)	compensation paid to an immediate family member who is an employee (other than an executive officer) of the company,
(iii)	compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or
(iv)	benefits under a tax-qualified retirement plan, or non-discretionary compensation;
(c)	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
(d)	a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;
(e)	a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer's executive officers serve on the compensation committee of such other entity; or
(f)	a director who is, or has an immediate family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the Company's audit at any time during any of the past three years.

Committees of the Board of Directors Following the Distribution

Audit Committee

Messrs. Reynolds (chair), Carden and Gonzalez-Urien are expected to be the members of the Audit Committee. The principal functions of the Audit Committee will include:

•	monitoring the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;
•	selecting and appointing the Company’s independent auditors, pre-approving all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establishing the fees and other compensation to be paid to the independent auditors; and
•	monitoring the independence and performance of the Company’s independent auditors and internal audit function.

The size and composition of the Audit Committee will meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE MKT LLC and the requirements set forth in the Audit Committee charter. At least one member of the Audit Committee will qualify as a financial expert within the meaning of applicable SEC rules.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which will be available on our website by the time our common stock is listed on the NYSE MKT LLC.

Compensation Committee

Messrs. Gonzalez-Urien (chair), Carden and Reynolds are expected to be the members of the Compensation Committee. The principal functions of the Compensation Committee will include:

•	discharging the board of director’s responsibilities relating to compensation of the Company’s directors and executive officers;
•	approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and
•	administering all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

The Compensation Committee will meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE MKT LLC and the requirements set forth in the Compensation Committee charter.

In carrying out its duties, the Compensation Committee will have direct access to outside advisers, independent compensation consultants and others for assistance.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Compensation Committee charter, which will be available on our website by the time our common stock is listed on the NYSE MKT LLC.

Corporate Governance and Nominating Committee

Messrs. Carden (chair), Gonalez-Urien and Reynods are expected to be the members of the Corporate Governance and Nominating Committee. The principal functions of the Corporate Governance and Nominating Committee will include:

•	identifying individuals qualified to become board members and recommending to the board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the board of directors; and
•	recommending to the board of directors annually the directors to be appointed to board committees.
•	ensuring that the board of directors and its committees are appropriately constituted so that the board and directors may effectively meet their fiduciary obligations to stockholders and SpinCo;
•	monitoring, reviewing, and recommending, when necessary, any changes to the Corporate Governance and Nominating Guidelines of SpinCo; and
•	monitoring and evaluating annually the effectiveness of the board of directors and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance and Nominating Guidelines of SpinCo.

The Corporate Governance and Nominating Committee will meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE MKT LLC and requirements set forth in the Corporate Governance and Nominating Committee charter.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Corporate Governance and Nominating Committee charter, which will be available on our website by the time our common stock is listed on the NYSE MKT LLC.

Director Compensation

Non-employee directors of SpinCo will receive an annual retainer of $10,000 to cover their time and expenses in connection with attendance at board and committee meetings, along with equity compensation as determined by the Compensation Committee.

EXECUTIVE COMPENSATION

Our expectation is that, prior to the separation and distribution, each of our named executive officers will have been employed by Paramount; therefore, the information provided for the fiscal years 2014 and 2013 below will reflect compensation earned at Paramount.

Compensation decisions for our executive officers prior to the separation and distribution will be made by Paramount. To the extent such persons are senior officers of Paramount, the decisions will be made by Paramount’s Compensation Committee, which is composed entirely of independent directors. Executive compensation decisions following the separation and distribution will be made by SpinCo’s Compensation Committee.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Crupi Chief Executive Officer	2014	284,620	—	—	89,432	—	—	—	374,052
	2013	300,270	100,000	—	117,624	—	—	—	517,894

Carlo Buffone Chief Financial Officer	2014	189,272	—	—	126,466	—	—	—	326,466
	2013	189,814	100,090		134,396			—	424,300

Glen Van Treek Chief Operating Officer and Vice President of Exploration	2014	200,000	—	—	208,464	—	—	—	408,464
	2013	200,000	175,000		175,409	—	—	—	550,409

(1)	Messrs. Crupi and Buffone were paid their salaries in Canadian Dollars. The amounts paid were converted to U.S. Dollars using the monthly average exchange rate.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years indicated in accordance with FASB ASC 718. These amounts reflect Paramount’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(3)	Reflects the dollar value of all stock awards and stock options that Paramount has disclosed in Paramount’s financial statements. The grant fair value has been calculated using the Black-Scholes option valuation model. The key assumptions and estimate used for the calculation of the grant date fair value under this model includes the risk free interest rate, expected stock volatility, expected life of the options and expected dividend yield.

Employment Agreements

Our expectation is that each of Paramount’s named executive officers will enter into an employment agreement with SpinCo shortly before the separation and distribution. A summary of the existing employment agreements of Paramount’s named executive officers is below. Each executive officer’s employment agreement with SpinCo is expected to reflect a base salary of $160,000 per year, with equity incentives and annual bonuses to be set by SpinCo’s Compensation Committee.

Christopher Crupi

Effective November 5, 2012, Paramount entered into an amended employment agreement with Christopher Crupi, its Chief Executive Officer. The agreement provides the following: (i) remuneration of a minimum annual base salary of $300,000 (Canadian Dollars); (ii) employee benefits comparable to those of other senior employees of Paramount; and (iii) performance bonuses and stock options on a periodic basis at the discretion of the board of directors. The agreement also provides amounts to be paid upon termination of his employment, such amounts to depend on whether the termination was initiated by Paramount or by Mr. Crupi, whether the termination was for good reason or just cause or with or without the Company consent and whether the termination was due to his death or disability. Good reason shall include, without limitation, the occurrence of the following: (a) a change in control; (b) a change (other than those clearly consistent with a promotion) in position or duties, responsibilities, or title or office; and (c) a reduction in base salary. In the case of termination for good reason, Mr. Crupi shall be entitled to an amount equal to the annual salary at the date of termination, an amount equal to the average annual bonus paid to Mr. Crupi in the previous two years and an amount equal to all outstanding and accrued vacation pay to the date of termination. If employment is terminated as a result of a change in control, the aggregate of two times annual compensation be paid upon termination, and that prior to a change in control, a cash bonus be paid as determined by the board of directors and the board of directors, will take into consideration such matters as the board of directors sees fit, including, without limitation, the premium, if any, received by shareholders on the change in control.

Carlo Buffone

Effective November 5, 2012, Paramount entered into an amended employment agreement with Carlo Buffone, its Chief Financial Officer. The agreement provides the following: (i) remuneration of a minimum annual base salary of $200,000 (Canadian Dollars); (ii) employee benefits comparable to those of other senior employees of Paramount; and (iii) performance bonuses and stock options on a periodic basis at the discretion of the board of directors. The agreement also provides amounts to be paid upon termination of his employment, such amounts to depend on whether the termination was initiated by Paramount or by Mr. Buffone, whether the termination was for good reason or just cause or with or without the Company consent and whether the termination was due to his death or disability. Good reason shall include, without limitation, the occurrence of the following: (a) a change in control; (b) a change (other than those clearly consistent with a promotion) in position or duties, responsibilities, or title or office; and (c) a reduction in base salary. In the case of termination for good reason, Mr. Buffone shall be entitled to an amount equal to the annual salary at the date of termination, an amount equal to the average annual bonus paid to Mr. Buffone in the previous two years and an amount equal to all outstanding and accrued vacation pay to the date of termination. If employment is terminated as a result of a change in control, the aggregate of two times annual compensation be paid upon termination, and that prior to a change in control, a cash bonus be paid as determined by the board of directors and the board of directors, will take into consideration such matters as the board of directors sees fit, including, without limitation, the premium, if any, received by shareholders on the change in control.

Glen Van Treek

Effective November 5, 2012, Paramount entered into an amended employment agreement with Glen Van Treek, its Chief Operating Officer. The agreement provides the following: (i) remuneration of a minimum annual base salary of $200,000; (ii) employee benefits comparable to those of other senior employees of Paramount; and (iii) performance bonuses and stock options on a periodic basis at the discretion of the board of directors. The agreement also provides amounts to be paid upon termination of his employment, such amounts to depend on whether the termination was initiated by Paramount or by Mr. Van Treek, whether the termination was for good reason or just cause or with or without the Company’s consent and whether the termination was due to his death or disability. Good reason shall include, without limitation, the occurrence of the following: (a) a change in control; (b) a change (other than those clearly consistent with a promotion) in position or duties, responsibilities, or title or office; and (c) a reduction in base salary. In the case of termination for good reason, Mr. Van Treek shall be entitled to an amount equal to the annual salary at the date of termination, an amount equal to the average annual bonus paid to Mr. Van Treek in the previous two years and an amount equal to all outstanding and accrued vacation pay to the date of termination. If employment is terminated as a result of a change in control, the aggregate of two times annual compensation be paid upon termination, and that prior to a change in control, a cash bonus be paid as determined by the board of directors and the board of directors, will take into consideration such matters as the board of directors sees fit, including, without limitation, the premium, if any, received by shareholders on the change in control.

Outstanding Equity Awards at Year End

The following table provides information regarding stock options held by Paramount’s named executive officers as of June 30, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Share or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Christopher Crupi	200,000	—	—	$1.40	3/17/18	—	—	—	—
Christopher Crupi	200,000	—	—	$1.70	5/2/16	—	—	—	—
Christopher Crupi	300,000	—	—	$2.34	3/21/15	—	—	—	—
Carlo Buffone	250,000	—	—	$1.40	3/17/18	—	—	—	—
Carlo Buffone	100,000	—	—	$1.70	5/2/16	—	—	—	—
Carlo Buffone	140,000	—	—	$2.66	10/31/16	—	—	—	—
Carlo Buffone	85,000	—	28,334	$2.74	12/19/14	—	—	—	—
Glen Van Treek	400,000	—	—	$1.40	3/17/18	—	—	—	—
Glen Van Treek	100,000	—	—	$1.70	5/2/16	—	—	—	—
Glen Van Treek	200,000	—	—	$2.66	10/31/16	—	—	—	—
Glen Van Treek	200,000	—	66,666	$2.74	12/19/14	—	—	—	—

Director Compensation

The following table present the compensation paid to Paramount’s non-executive directors during the fiscal year ended June 30, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Carden	30,000	—	40,095	—	—	—	70,095
Robert Dinning	54,000	—	64,527	—	—	—	118,527
Shawn Kennedy	30,000	—	35,773	—	—	—	65,773
Christopher Reynolds	42,000	—	63,409	—	—	—	105,409
Michel Yvan Stinglhamber	30,000	—	40,095	—	—	—	70,095
Eliseo Gonzalez-Urien	30,000	—	40,095	—	—	—	70,095

Interests of Paramount Directors and Officers in the Merger

In considering the recommendation of the Paramount board that Paramount stockholders vote to approve the merger proposal, Paramount stockholders should be aware that some of Paramount’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Paramount stockholders generally. The Paramount board was aware of and considered these potential interests, among other things, in evaluating and negotiating the merger agreement and the related transactions, in approving the merger agreement and in recommending the approval of the merger proposal. For purposes of the Paramount plans described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control, or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

Treatment of Paramount Equity-Based Awards

•	Paramount stockholders will receive 0.2016 shares of Coeur common stock for each share of Paramount common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Paramount or Coeur. Because of this, the implied value of the consideration to Paramount stockholders will fluctuate between now and the completion of the Merger.
•	At the effective time of the merger agreement, each outstanding stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock (without interest, and subject to deduction for any required withholding tax, with cash being paid in lieu of issuing fractional shares of Coeur common stock) with a value equal to the product of (i) the excess (if any) of the merger consideration closing value over the exercise price per share under such stock option and (ii) the number of shares subject to such stock option; provided, however, that (A) if the exercise price per share of any such Paramount stock option is equal to or greater than the merger consideration closing value, such Paramount stock option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Coeur, in lieu of paying all or a portion of the amounts due to a holder of Paramount stock options in shares of Coeur common stock, Coeur may substitute for such shares an equivalent amount of cash. In connection with the spin-off, the Paramount board currently anticipates making a customary anti-dilution adjustment to the exercise prices of outstanding Paramount options, which adjustment is expected to lower the per share exercise prices of such options. However, even after taking into account such an adjustment, it is currently anticipated that all outstanding Paramount options would remain “under water” (i.e., the adjusted per share exercise price of each option would remain higher than the merger consideration closing value per share) and, accordingly, no consideration would be payable thereon in connection with the Merger.

The following tables set forth for Paramount executive officers and directors the projected number of shares of Paramount common stock that will be underlying Paramount options at the effective time of the merger agreement, based on the number of options held by the executive officers and directors on December 16, 2014 and assuming continued employment through the date of the closing of the Merger:

Executive Officers

Name	Vested Options
Christopher Crupi	700,000
Carlo Buffone	575,000
Glen Van Treek	900,000

Non-Employee Directors

Name	Vested Options
John Carden	230,000
Robert Dinning	400,000
Shawn Kennedy	317,500
Christopher Reynolds	415,000
Michel Yvan Stinglhamber	230,000
Eliseo Gonzalez-Urien	230,000

The following tables set forth for Paramount executive officers and directors the number of shares of Paramount common stock underlying unvested Paramount options at the effective time of the merger agreement, as held by the executive officers and directors on December 16, 2014 and assuming continued employment through the date of the closing of the Merger. As noted above, all unvested options will be deemed fully vested at the time of the closing of the Merger.

Executive Officers

Name	Unvested Options	Accelerated Number of Unvested Options	Exercise Price(1)	Value of Accelerated Unvested Options
Carlo Buffone	28,334	28,334	$2.74	$0
Glen Van Treek	66,666	66,666	$2.74	$0

(1)	These exercise prices may be adjusted to take into account an anti-dilution adjustment as described above.

Non-Employee Directors

Name	Unvested Options	Accelerated Number of Unvested Options	Exercise Price(1)	Value of Accelerated Unvested Options
John Carden	8,333	8,333	$2.74	$0
Robert Dinning	16,667	16,667	$2.74	$0
Christopher Reynolds	53,333	53,333	$2.74	$0
Michel Yvan Stinglhamber	8,333	8,333	$2.74	$0
Eliseo Gonzalez-Urien	8,333	8,333	$2.74	$0

(1)	These exercise prices may be adjusted to take into account an anti-dilution adjustment as described above.

For additional information regarding compensation that will be received by Paramount’s named executive officers in connection with the Merger, see “Golden Parachute Compensation” on page 49 of this prospectus.

Executive Change in Control Payments

Paramount has entered into employment agreements with each of its executive officers, Messrs. Crupi, Buffone and Van Treek. Each Paramount executive’s employment agreement provides for severance payments in connection with a termination of employment at any time and within twelve months of a “change in control.” Additionally, each executive’s employment agreement provides for a one-time bonus in connection with a “change in control.” The Merger will constitute a “change in control” under each Paramount executive’s employment agreement.

In the event that a Paramount executive officer’s employment is terminated not in connection with a change in control, either without “just cause” or by the executive officer for “good reason” (each as defined in each executive officer’s employment agreement), the executive officer would be entitled to a lump sum cash payment equal to: (i) the executive officer’s earned but unpaid annual compensation for the current fiscal year; (ii) the executive officer’s annual salary amount at termination; (iii) the average of the executive officer’s past two (2) years’ annual bonuses; and (iv) an amount equal to all of the executive officer’s outstanding and accrued vacation pay.

In the event that a Paramount executive officer’s employment is terminated without “just cause” or by the executive officer for any reason within twelve (12) months of a change in control, the executive officer would be entitled to a lump sum cash payment equal to: (i) the executive officer’s earned but unpaid annual compensation for the current fiscal year; (ii) two (2) times the executive officer’s annual compensation (as defined below); and (iii) an amount equal to all of the executive officer’s outstanding and accrued vacation pay. Annual compensation is defined in each executive officer’s employment agreement as the sum of the executive officer’s salary and the value of the bonus and benefits paid to the executive officer in the past twelve (12) months.

In the event of a change in control, each executive officer is also entitled to an additional discretionary cash bonus determined solely by the Paramount board immediately prior to the change in control, where the Paramount board will take into consideration such matters as the Paramount board sees fit, including, without limitation, the premium, if any, received by stockholders on the change of control.

At the special meeting of the Paramount board held on December 15, 2014, the Paramount board confirmed and ratified the termination payments due to Paramount’s named executive officers upon a change of control in the aggregate amount of $1,811,033. It is currently anticipated that this amount will become payable by Paramount at or prior to the closing of the Merger. In addition, in consultation with an independent compensation consultant engaged by Paramount for reviewing the discretionary cash bonuses for Paramount’s executive officers, and based upon the substantial premium to be received by stockholders upon the change of control, the Paramount board approved discretionary cash bonuses to Paramount’s executive officers in the aggregate amount of $1,195,667. It is currently anticipated that this amount will also become payable by Paramount at or prior to the closing of the Merger. The total change of control payments to Paramount’s executive officers represents approximately 1.45% of the value of the merger transaction, which is consistent with industry standard as reported by Paramount’s independent compensation consultant.

For additional information regarding compensation that will be received by Paramount’s named executive officers in connection with the merger, see “Golden Parachute Compensation.”

Golden Parachute Compensation

The Merger is considered a change in control under each Paramount executive officer’s employment agreement.

The following table sets forth the amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of Paramount could receive in connection with the Merger. The cash amounts were confirmed and ratified by the Paramount board at a special meeting held on December 15, 2014. These amounts assume that the named executive officer’s employment will be terminated such that the named executive officer will become entitled to the full amount of severance benefits for which he is eligible pursuant his employment agreement (as described in more detail above).

Please note that the amounts indicated below regarding equity acceleration are estimates based on multiple assumptions that may or may not actually be accurate on the relevant date. For purposes of calculating such amounts, we have assumed:

•	the options will be “underwater” (i.e., the exercise prices per share will be higher than the merger consideration closing value per share) even after giving effect to any anti-dilution adjustment, and accordingly no consideration will be payable with respect to such options in connection with the merger; and
•	that the closing date will be [ ], 2015, which is therefore used as the date of the “change in control”.
Name	Cash($)	Equity($)(4)	Total($)
Christopher Crupi	1,312,600 (1)	0	1,312,600
Carlo Buffone	780,433 (2)	0	780,433
Glen Van Treek	913,666 (3)	0	913,666

(1)	Pursuant to the employment agreement with Mr. Crupi, if his employment is terminated by Paramount without “just cause” or by Mr. Crupi for any reason within twelve months of a change in control, Mr. Crupi will be entitled to receive a lump sum cash payment equal to two times his annual compensation ($787,600), plus a cash bonus as previously determined by the Paramount board ($525,000). The cash bonus is “single-trigger,” as Mr. Crupi is entitled to a cash bonus upon the consummation of a change in control. The remainder of the lump sum is “double-trigger,” as Mr. Crupi is entitled to the cash severance payment upon a termination without cause or for any reason by Mr. Crupi within twelve (12) months following a change in control.
(2)	Pursuant to the employment agreement with Mr. Buffone, if his employment is terminated by Paramount without “just cause” or by Mr. Crupi for any reason within twelve months of a change in control, Mr. Buffone will be entitled to receive a lump sum cash payment equal to two times his annual compensation ($490,100), plus a cash bonus as previously determined by the Paramount board ($290,333). The cash bonus is “single-trigger,” as Mr. Buffone is entitled to a cash bonus upon the consummation of a change in control. The remainder of the lump sum is “double-trigger,” as Mr. Buffone is entitled to the cash severance payment upon a termination without cause or for any reason by Mr. Buffone within twelve (12) months following a change in control.
(3)	Pursuant to the employment agreement with Mr. Van Treek, if his employment is terminated by Paramount without “just cause” or by Mr. Crupi for any reason within twelve months of a change in control, Mr. Van Treek will be entitled to receive a lump sum cash payment equal to two times his annual compensation ($533,333), plus a cash bonus as previously determined by the Paramount board ($380,333). The cash bonus is “single-trigger,” as Mr. Van Treek is entitled to a cash bonus upon the consummation of a change in control. The remainder of the lump sum is “double-trigger,” as Mr. Van Treek is entitled to the cash severance payment upon a termination without cause or for any reason by Mr. Van Treek within twelve (12) months following a change in control.
(4)	As described above, at the effective time of the merger agreement, each outstanding and unvested stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock. Based on the assumptions set forth above, it is currently anticipated that all outstanding Paramount options will be “underwater” and, accordingly, no consideration will be payable with respect to such options in connection with the Merger.

SpinCo Equity Compensation Plans

2015 STOCK AWARD AND INCENTIVE PLAN

General

We believe that the use of stock-based awards and performance-based cash incentive awards promotes our overall executive compensation objectives, and expect that such awards will continue to be a significant part of our compensation program.

Therefore, we intend to adopt the 2015 Stock Award and Incentive Plan (the “2015 Plan”), to be effective as of the distribution date. The purpose of the 2015 Plan will be to attract, retain and reward officers, employees, directors, consultants and advisors to the Company and its subsidiaries and affiliates, provide equitable and competitive compensation opportunities, authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk and promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.

The principal features of the 2015 Plan are summarized below.

Types of Awards

The 2015 Plan will authorize a broad range of awards, including:

•	stock options;
•	stock appreciation rights (“SARs”);
•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer; and
•	other awards based on common stock.

Shares Available under the 2015 Plan

[-] shares will be reserved for delivery to participants under the 2015 Plan. We estimate that this number of shares reserved will represent approximately [-]% of our issued and outstanding shares immediately following the distribution (this percentage is calculated without treating the shares to be reserved in the 2015 Plan as part of the estimated issued and outstanding shares). The shares reserved will be available for any type of award under the 2015 Plan.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2015 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. Under the 2015 Plan, awards potentially can be outstanding relating to a greater number of shares than the aggregate remaining available so long as the committee administering the 2015 Plan ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2015 Plan. Shares delivered under the 2015 Plan may be either newly issued or treasury shares.

We have no equity awards currently outstanding.

Adjustments

In the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the common stock, adjustments to the number of awards subject to the 2015 Plan will be authorized. We will also be obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of 2015 Plan participants with respect to their awards. The committee administering the 2015 Plan will also be authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility

Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others, who provide services to us, will be eligible to be granted awards under the 2015 Plan.

Administration

The Compensation Committee of the Company’s board of directors will administer the 2015 Plan, except that the board of directors may itself act to administer the 2015 Plan. References in this description to the “Committee” mean the Compensation Committee or the board of directors exercising authority with respect to a given award. Subject to the terms and conditions of the 2015 Plan, the Committee will be authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2015 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2015 Plan. The 2015 Plan contains automatic or default terms that accelerate vesting of awards upon a change in control, and the Committee has authority to provide for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control. Under the 2015 Plan, the Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level.

Nothing in the 2015 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2015 Plan. The 2015 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2015 Plan provides that members of the Committee and the board of directors shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2015 Plan.

Stock Options and SARs

Under the 2015 Plan, the Committee will be authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR will be determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally will be fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also will be permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.

Restricted Stock/Restricted Stock Units

The Committee will be authorized to grant restricted stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock will entitle the participant to the rights of a stockholder, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

A holder of restricted stock will be entitled to vote the shares, and will receive dividends on those shares unless such right is restricted in the award agreement. Prior to settlement, such awards, including restricted stock units, will carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue when such awards vest.

Other Terms of Awards.

Awards will be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2015 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2015 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis.

The 2015 Plan will authorize the Committee to provide for forfeiture of awards and award gains as determined by the Committee and as set forth in awards. Awards under the 2015 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2015 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property subject to the requirement that repricing of underwater options and SARs must be approved by stockholders. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.

Vesting, Forfeitures, and Related Award Terms.

The Committee will have discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Amendment and Termination of the 2015 Plan.

The board of directors will have the authority to amend, suspend, discontinue, or terminate the 2015 Plan or the Committee's authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under rules of any stock exchange or automated trading market on which our stock may then be listed or quoted. Major stock exchange listing standards, if our common stock is listed thereon, currently would require stockholder approval of material modifications to plans such as the 2015 Plan. Under these rules, however, stockholder approval would not necessarily be required for all amendments which might increase the cost of the 2015 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2015 Plan will terminate ten years after the latest stockholder approval of the 2015 Plan, and the 2015 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Significant Federal Income Tax Implications of the 2015 Plan.

From the Company’s viewpoint, the Company will be entitled to claim tax deductions for compensation paid to participants in the 2015 Plan, except that Company tax deductions may be limited in certain cases:

•	If employees are granted ISOs and, upon exercise, meet the ISO holding period requirements before selling or disposing of shares, the employee will be taxed on gains realized in connection with the ISO at capital gains rates, and the Company will not be entitled to a tax deduction in connection with the ISO.
•	Aside from ISOs, most awards under the 2015 Plan will result in taxable ordinary income for the participant. Typically, ordinary income will be recognized upon exercise of a non-qualified stock option or SAR, upon lapse of the substantial risk of forfeiture for restricted stock, and upon settlement of most other types of awards which constitute a contractual obligation of the Company to deliver shares or pay cash at the settlement date.

•	Unless limited by law, the Company generally should be able to claim tax deductions for certain compensation equal to the amount of ordinary income recognized by a participant. However, as discussed above, Code Section 162(m) may limit the Company’s tax deductions for awards to certain executive officers that do not qualify as “performance-based” compensation, to the extent that such compensation and other non-performance-based compensation exceeds $1 million in a given year. Under the 2015 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant (as required by the 2015 Plan), performance-based awards to employees the Committee expects to be named executive officers at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals can be granted with terms intended to qualify the awards as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, including stockholder approval of material terms of the 2015 Plan within a specified time period after the distribution, so there can be no assurance that such compensation under the 2015 Plan will be fully deductible under all circumstances. In addition, other awards under the 2015 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).
•	Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible to the Company under Internal Revenue Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2015 Plan, and is presented primarily from the Company’s perspective. This discussion is not intended as tax guidance to participants in the 2015 Plan. The summary does not address in any detail the federal, state and local income taxes applicable to a participant nor the effects of other federal taxes (including possible “golden parachute” excise taxes) or other taxes imposed under state, local or foreign tax laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Immediately prior to the distribution, approximately 95.1% of our shares of common stock outstanding will be owned beneficially and of record by Paramount and approximately 4.9% will be owned beneficially and of record by Coeur. After the distribution, Paramount will not own any shares of our common stock.

The following table provides information with respect to the expected beneficial ownership of our common stock immediately after the distribution by (1) each stockholder who is expected to be a beneficial owner of more than 5 percent of our outstanding common stock based on publicly available information, (2) each of our directors following the spin-off, (3) each executive officer named in the Summary Compensation Table and (4) all of our executive officers and directors following the spin-off as a group. Except as otherwise noted, each person or entity identified below has sole voting and investment power with respect to such securities. To the extent our directors and executive officers own Paramount common stock as of the record date for the distribution, they will participate in the distribution on the same terms as other holders of Paramount common stock. The mailing address for each of the directors and executive officers listed below is 665 Anderson Street, Winnemucca, Nevada 89445.

We have based the percentages below on each person’s beneficial ownership of Paramount common stock as of January                , 2015, unless we indicate some other basis for the share amounts. We estimate that, based on shares of Paramount common stock outstanding as of           (excluding treasury shares), we will have approximately           shares of common stock outstanding immediately after the distribution.

Beneficial Ownership of Principal Stockholders	Shares of Common Stock to be Beneficially Owned
	Number	Percent
FCMI Financial Corp.(1)
Van Eck Associates Corporation(2)
Director or Named Executive Officer
Christopher Crupi
Carlo Buffone
Glen Van Treek
John Carden
Christopher Reynolds
Eliseo Gonzalez-Urien
All directors and named executive officers as a group (6 persons)

(1)	FCMI Financial Corp.’s mailing address is Suite 250, BCE Place, 181 Bay Street, Toronto, Ontario, Canada M3J 2T2.
(2)	Van Eck Associates Corporation’s mailing address is 335 Madison Ave, 19th Floor, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Separation from Paramount

The separation will be accomplished through one or more transactions in which Paramount’s direct subsidiary Paramount Nevada Gold Corp. will merge into SpinCo and Paramount will transfer to SpinCo any of its Nevada assets and businesses that SpinCo does not already own directly or indirectly. Following such transactions, which we refer to as the “separation,” SpinCo will own, directly or indirectly, 100% of Paramount’s exploration and development rights in its Nevada properties.

The Distribution by Paramount

Following the separation, Paramount will conduct a pro rata distribution of all of the outstanding shares of SpinCo common stock held by Paramount immediately prior to the Merger, which will consist of approximately 95.1% of the outstanding shares of common stock of SpinCo, to holders of Paramount common stock entitled to such distribution, as described under “The Separation and the Distribution” included elsewhere in this prospectus. Completion of the distribution will be subject to satisfaction, or waiver by Paramount with Coeur’s consent, of the conditions to the separation and distribution described under “The Separation and the Distribution—The Separation and Distribution Agreement.”

Related-Party Transactions

As a current subsidiary of Paramount, we engage in related-party transactions with Paramount. The Company’s expenses included allocations from Paramount of costs associated with administrative support functions which included executive management, information systems, finance, legal, accounting and certain other administrative functions and stock-based compensation. Allocated stock-based compensation included equity awards granted to employees of the Company as well as allocated stock-based compensation expense associated with Paramount employees that provided administrative support to the Company. As of June 30, 2014 the Company owed a total of $16,886,809 to Paramount. This amount will be characterized as an equity contribution by Paramount prior to the completion of the spin-off, and will not be owed by SpinCo following the completion of the spin-off.

From and after the distribution date, we expect to have in effect a Code of Business Conduct and Ethics, which will require all directors and executive officers to promptly bring to the attention of the board of directors and, in the case of directors, the Chairman of the Corporate Governance and Nominating Committee or, in the case of executive officers, the Chairman of the Audit Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related-party transaction. For purposes of the Company’s Code of Business Conduct and Ethics, a related-party transaction is a transaction in which the Company (including its affiliates) is a participant and in which any director or executive officer (or their immediate family members) has or will have a direct or indirect material interest. For so long as Paramount continues to be a related party following the distribution, transactions with Paramount will be related-party transactions subject to the Code of Business Conduct and Ethics. Any such transaction or relationship will be reviewed by our company’s management or the appropriate board committee to ensure it does not constitute a conflict of interest and is reported appropriately. Additionally, the Corporate Governance and Nominating Committee’s charter will provide for the committee to conduct an annual review of related-party transactions between each of our directors and the Company (and its affiliates) and to make recommendations to the board of directors regarding the continued independence of each board member.

Agreements Between Us and Paramount

As part of the separation and the distribution, we will enter into a separation and distribution agreement with Paramount to effect the separation and to provide a framework for our relationship with Paramount after the separation and the distribution. This agreement will provide for the allocation between us and Paramount of the assets, liabilities and obligations of Paramount and its subsidiaries, and will govern the various aspects of the relationship between us and Paramount subsequent to the separation. The form of the separation and distribution agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The summaries of the material terms of this agreement are qualified in its entirety by reference to the full text of the agreement.

The terms and provisions of the agreement described below that will be in effect following the separation have not yet been finalized. Material changes may be made prior to the separation and will be included in a subsequent amendment to the registration statement of which this prospectus is a part. No changes may be made after our separation from Paramount without our consent and the consent of Paramount.

Separation and Distribution Agreement

The separation and distribution agreement will govern the separation of Paramount’s Mexican and Nevada businesses. Generally, the separation and distribution agreement will include Paramount’s and our agreements relating to the restructuring steps to be taken to complete the separation, including the assets, equity interests, claims, and rights to be transferred, liabilities to be assumed, contracts to be assigned and related matters. Subject to the receipt of required governmental and other consents and approvals, in order to accomplish the separation, the separation and distribution agreement will provide for Paramount and us to transfer specified assets (including the equity interests of certain Paramount subsidiaries) and liabilities between the companies that will operate the Nevada business after the distribution, on the one hand, and Paramount’s remaining Mexican businesses, on the other hand.

Except as expressly set forth in the separation and distribution agreement, the merger agreement or any ancillary agreement, neither Paramount nor SpinCo will make any representation or warranty as to the assets, equity interests, business or liabilities to be transferred or assumed as part of the separation, as to any consents or approvals required in connection with the transfers, as to the value or freedom from any security interests of, or any other matter concerning, any of the assets of Paramount or SpinCo, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Paramount or SpinCo or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form of deed or conveyance) and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

The separation and distribution agreement will specify those conditions that must be satisfied or waived by Paramount prior to the distribution. See “The Separation and the Distribution—The Separation and Distribution Agreement” included elsewhere in this prospectus.

The separation and distribution agreement will also govern the treatment of aspects relating to indemnification, information, tax matters, non-solicitation, termination, insurance, litigation responsibility, confidentiality, management, intellectual property (including trademarks) and cooperation.

DESCRIPTION OF OUR CAPITAL STOCK

In connection with this offering, we will amend and restate our articles of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated articles of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Nevada Revised Statutes (the “NRS”). Upon the consummation of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding-up and after payment in full of all amounts required to be paid to creditors, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable.

Dividends

Under NRS 78.288, the directors of a corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or
•	the corporation’s total assets would be less than the sum of (x) its total liabilities plus (y) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

•	financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;
•	a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or
•	any other method that is reasonable in the circumstances.

Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Annual Stockholder Meetings

Our amended and restated articles of incorporation and our amended and restated bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law

The provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of the NRS summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE MKT LLC, which would apply if and so long as our common stock remains listed on the NYSE MKT LLC, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then-outstanding number of shares of common stock. Additional shares may be issued in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Moreover, the board of directors has the authority, without stockholder approval, to issue shares of our authorized, unissued and unreserved common stock.

Board of Directors

Our amended and restated articles of incorporation and amended and restated bylaws will provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations and Acquisition of Control Shares

Our amended and restated articles of incorporation and amended and restated bylaws will provide that the Company has elected not to be governed by certain Nevada statutes that may have the effect of discouraging corporate takeovers.

Nevada's “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. Our original articles of incorporation provided, and our amended and restated articles of incorporation will provide, that these statutes will not apply to us.

Nevada's “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our amended and restated articles of incorporation and our amended and restated bylaws will provide that these statutes do not apply to any acquisition of our common stock. Absent such provision in our articles of incorporation or bylaws, these laws would apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interests of the corporation.

Removal of Directors; Vacancies

Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our amended and restated articles of incorporation will provide that any newly created position on the board of directors that results from an increase in the total number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director.

No Cumulative Voting

The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation's articles of incorporation. Our amended and restated articles of incorporation will expressly prohibit cumulative voting.

Special Stockholder Meetings

Our amended and restated articles of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of (i) the board of directors, (ii) the chairman of the board of directors or (iii) two or more of the members of our board of directors. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws will also specify requirements as to the form and content of the stockholder's notice. Our amended and restated bylaws will allow the chairman of the meeting to prescribe rules and regulations for the conduct of stockholders meetings which may preclude the conduct of certain business at a meeting if the rules and regulations are not followed.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the stockholders may not in any circumstance take action by written consent.

Supermajority Provisions

Our amended and restated articles of incorporation and amended and restated bylaws will provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Nevada and our amended and restated articles of incorporation. Except as indicated below, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding capital stock entitled to vote thereon, voting together as a single class.

Any amendment to our articles of incorporation to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange in which Paramount Gold Nevada Corp. is a constituent entity, in each case which has been otherwise duly authorized and approved by our board of directors and our stockholders in accordance with our amended and restated articles of incorporation, our amended and restated bylaws, the NRS and other applicable law, will require an affirmative vote by the stockholders holding no less than the majority of the then-issued and outstanding shares of stock entitled to vote thereon.

Dissenters' Rights of Appraisal and Payment

The provisions of Nevada's dissenter's rights statutes (NRS 92A.300 through 92A.500, inclusive) specify certain corporate actions giving rise to the right of a stockholder to demand payment of “fair value” (as defined in NRS 92A.320) of its shares, subject to a number of limitations and procedural requirements.

Stockholders' Derivative Actions

Our stockholders may be entitled to bring an action in our name to procure a judgment in our favor, also known as a derivative action, subject to the requirements of applicable law.

Exclusive Forum

Our amended and restated articles of incorporation will provide that unless we consent to the selection of an alternative forum the Sixth Judicial District Court of Northern Nevada shall be the sole and exclusive forum (to the extent the forum has personal jurisdiction over the indispensable parties named as defendants therein) for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to the corporation or any of our stockholders, creditors or other constituents or stakeholders, (iii) action asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of the corporation's articles of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation will provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to very limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent permitted under the NRS. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

Since the announcement of the merger on December 17, 2014, Paramount, members of the Paramount board, SpinCo, Coeur, Merger Sub, and in one case, FCMI Financial Corp., have been named as defendants in six putative stockholder class action suits brought by purported stockholders of Paramount, challenging the proposed merger (the “Complaints”). The Complaints were filed in the Court of Chancery in the State of Delaware. On February 18, 2015, the Complaints were consolidated as In Re Paramount Gold and Silver Corp. Stockholders Litigation, Consolidated C.A. No. 10499-VCN. Defendants need not file a response to any previously filed complaints or motions until a Consolidated Amended Complaint is filed.

Deemed Notice and Consent

Our amended and restated articles of incorporation will provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to all of the provisions of our amended and restated articles of incorporation (including, without limitation, the provisions described above under “ — Exclusive Forum”), our amended and restated bylaws and any amendment to our articles of incorporation or bylaws enacted in accordance therewith and applicable law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                .

Listing

We intend to apply to have our shares of common stock listed on the NYSE MKT LLC under the symbol “PZG.”

CERTAIN U.S. FEDERAL INCOME TAX MATTERS

The following is a summary of the material U.S. federal income tax consequences of the distribution to U.S. Holders (as defined below) of Paramount common stock that receive shares of SpinCo common stock in the distribution. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and interpretations of the Code and the U.S. Treasury regulations by the courts and the IRS, in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to Paramount stockholders in light of their particular circumstances, and it does not address the consequences to Paramount stockholders subject to special treatment under the U.S. federal income tax laws (such as holders other than U.S. Holders, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic, security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those Paramount stockholders who do not hold their Paramount common stock as a capital asset within the meaning of Section 1221 of the Code. Finally, this summary does not address the tax consequences of the distribution under any foreign, state, local or other laws, other than U.S. federal income tax laws.

PARAMOUNT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Paramount common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (1) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of such trust or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Paramount common stock, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in a partnership holding Paramount common stock should consult their own tax advisors regarding the tax consequences of the distribution.

Distribution

The receipt by Paramount stockholders of shares of SpinCo common stock in the distribution will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of Section 301 of the Code. Under those rules, distributions are treated as:

(1)	Dividends to the extent of Paramount’s current or accumulated earnings and profits, as determined under U.S. federal income tax rules;
(2)	Tax-free returns of capital, which reduce a stockholder’s basis in the stockholder’s shares of Paramount common stock but not below zero, to the extent of that basis; and
(3)	Thereafter, as capital gain from the sale or exchange of property, which will be long-term capital gain if the holder’s holding period in its shares of Paramount common stock at the time of the distribution exceeds one year.

The amount of the distribution will be the fair market value of the shares of SpinCo common stock on the date of the distribution. If a U.S. Holder of Paramount common stock holds different blocks of Paramount common stock (generally shares of Paramount common stock purchased or acquired on different dates or at different prices), the determinations in (2) and (3) should be made separately with respect to each block of stock. Depending on the circumstances, the holding period of the shares of SpinCo common stock received in the distribution will begin on the day of or the day after the distribution.

Any cash received by a U.S. Holder of Paramount common stock in lieu of a fractional share of SpinCo common stock in connection with the distribution should be treated as if such fractional share had been received by the holder as part of the distribution and then sold by such holder for such amount of cash received. Accordingly, such holder generally should recognize short-term capital gain or loss equal to the difference between the cash so received and the amount of tax basis allocable to such fractional share.

Information Reporting and Backup Withholding

Information reporting will apply to the distribution of SpinCo common stock and the payment of cash in lieu of fractional shares of SpinCo common stock made to U.S. Holders of Paramount common stock, unless the U.S. Holder provides proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28%), unless such U.S. Holder provides an accurate taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld will be credited against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely supplied to the Internal Revenue Service.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH PARAMOUNT STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

MARKET PRICE INFORMATION AND DIVIDENDS

Market Price Data

There is no established trading market for shares of SpinCo common stock. At [ ], 2015, there were [ ] shares of our common stock outstanding, which are expected to represent approximately 95.1% of our shares outstanding immediately prior to the separation and distribution and all of which are owned by Paramount. The remainder of the shares of our common stock that will be outstanding after the distribution will be owned by Coeur Mining, Inc., in consideration for an equity investment of $1,470,000.

In connection with the separation and distribution, Paramount will distribute the shares of our common stock owned by it on a pro rata basis to holders of Paramount common stock as of the record date for the spin-off. We intend to apply to list our common stock on the NYSE MKT LLC under the symbol “PZG.”

Dividends

Following the separation and distribution, we do not currently expect to pay dividends on our common stock. Instead, we intend to utilize our future earnings to finance the growth and development of our business and for working capital and general corporate purposes. Any future payment of dividends will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. We cannot assure you that we will commence paying dividends in the future or, if we do commence paying dividends, that we will continue to pay dividends in the future. See “Risk Factors – We do not intend to pay dividends for the foreseeable future.”

LEGAL MATTERS

The validity of the common stock to be distributed in the spin-off will be passed upon for us by LeClairRyan, A Professional Corporation, Newark, New Jersey.

EXPERTS

The consolidated financial statements of SpinCo and subsidiaries as of and for the years ended June 30, 2014, and June 30, 2013, have been included herein and in the registration statement in reliance upon the report of MNP LLP, independent registered public accounting firm, appearing elsewhere herein, given on the authority of such firm as experts in accounting and auditing.

The technical information relating to our Sleeper Gold Property, including the estimate of mineralized material in place therein, have been summarized herein in reliance on the report of Scott E. Wilson Consulting, Inc. (now known as Metal Mining Consultants, Inc.), expert in mining and metallurgical matters.

EXEMPTIONS UNDER JOBS ACT

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we are permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years subsequent to the effective date of this registration statement or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being distributed, as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement on Form S-1 and the exhibits and schedules to such registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on, or accessible through, the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any website referenced in this prospectus is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

After the separation and distribution, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

INDEX TO FINANCIAL STATEMENTS

Paramount Nevada Gold Corp.

Index to Consolidated Financial Statements
(Audited)
Year ended June 30, 2014

Paramount Nevada Gold Corp.

Index to Condensed Consolidated Interim Financial Statements
(Unaudited)
Period ended December 31, 2014 and 2013

Condensed Consolidated Interim Balance Sheets As at December 31, 2014 and June 30, 2014	F-18

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss For the Three and Six Month Periods Ended December 31, 2014 and 2013	F-19

Condensed Consolidated Interim Statements of Cash Flows For the Six Month Periods Ended December 31, 2014 and 2013	F-20

Condensed Consolidated Interim Statements of Shareholders’ Equity From June 30, 2012 to the Six Month Periods Ended December 31, 2014	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Paramount Nevada Gold Corp. (An Exploration Stage Corporation):

We have audited the accompanying consolidated balance sheets of Paramount Nevada Gold Corp. (the “Company”) as of June 30, 2014 and 2013, and the related consolidated statements of loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2014. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2014 and 2013 and the results of its operations and its cash flows for each of the years in the two year period ended June 30, 2014 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have not audited, reviewed, or compiled comparative information for the year ended June 30, 2012 included in the consolidated financial statements and we assume no responsibility for them.

Chartered Accountants

Vancouver, BC
December 31, 2014

PARAMOUNT NEVADA GOLD CORP.
Consolidated Balance Sheets
As at June 30, 2014 and June 30, 2013
(Expressed in United States dollars, unless otherwise stated)

	As at June 30, 2014	As at June 30, 2013
Assets

Current Assets
Cash and cash equivalents	$460,220	$171,643
Prepaid and deposits	107,639	84,259
Prepaid insurance, current portion (Note 8)	122,605	245,215
Marketable Securities (Note 2)	560,099	450,000
Total Current Assets	1,250,563	951,117
Non-Current Assets
Mineral properties (Note 6)	28,373,535	28,373,535
Prepaid insurance, non current portion (Note 8)	—	122,607
Reclamation bond (Note 8)	2,626,538	2,718,384
Total Non-Current Assets	31,000,073	31,214,526

Total Assets	$32,250,636	$32,165,643

Liabilities and Stockholders’ Equity

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	$30,034	$87,400
Due to Parent Company (Note 7)	16,886,809	14,540,490
Total Current Liabilities	16,916,843	14,627,890

Non-Current Liabilities
Reclamation and environmental obligation (Note 8)	1,291,066	1,263,584
Total Liabilities	$18,207,909	$15,891,474

Stockholders’ Equity
Common stock, no par value, unlimited authorized shares, 176,059,978 issued and outstanding at June 30, 2014 and June 30, 2013	29,144,553	29,144,553
Contributed surplus	7,579,318	4,601,143
Deficit accumulated during the exploration stage	(22,741,293)	(17,471,527)
Accumulated other comprehensive income	60,149	—
Total Stockholders’ Equity	14,042,727	16,274,169

Total Liabilities and Stockholders' Equity	$32,250,636	$32,165,643

Going Concern: Note 1
Subsequent Events: Note 10

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT NEVADA GOLD CORP.
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended June 30, 2014, June 30, 2013 and June 30, 2012
(Expressed in United States dollars, unless otherwise stated)

	For the Year Ended June 30, 2014	For the Year Ended June 30, 2013	(Unaudited) For the Year Ended June 30, 2012
Revenue
Interest income	$3,404	$3,413	$5,312
Gain on sale of mineral property (Note 6)	—	4,421,233	—
Other income	124,442	57,500	73,130
Total Revenue	$127,846	$4,482,146	$78,442

Expenses:
Exploration (Notes 6 and 7)	1,881,988	5,908,156	3,247,268
Professional fees (Note 7)	207,826	496,083	274,632
Directors compensation (Note 7)	127,711	329,480	199,049
Office & administration	49,861	39,416	35,205
Interest & service charges	2,730,130	2,007,660	1,118,169
Insurance	277,364	260,779	242,983
Depreciation	—	—	6,692
Accretion (Note 8)	122,732	167,744	153,704
Total Expenses	5,397,612	9,209,318	5,277,702
Net Loss before other items	$5,269,766	$4,727,172	$5,199,260

Other items
Other than temporary impairment of marketable securities (Note 2)	—	4,050,000	—
Loss on sale of marketable securities	—	—	1,638
Net Loss	$5,269,766	$8,777,172	$5,200,898

Other comprehensive loss
Unrealized loss (gain) on available-for-sale-securities	(60,149)	—	—
Total Comprehensive Loss for the Year	$5,209,617	$8,777,172	$5,200,898

Loss per Common share
Basic	$0.03	$0.05	$0.09
Diluted	$0.03	$0.05	$0.09

Weighted Average Number of Common
Shares Used in Per Share Calculations
Basic	176,059,978	176,059,978	176,059,978
Diluted	176,059,978	176,059,978	176,059,978

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT NEVADA GOLD CORP.
Consolidated Statements of Cash Flow
For the Years Ended June 30, 2014, June 30, 2013 and June 30, 2012
(Expressed in United States dollars, unless otherwise stated)

	For the Year Ended June 30, 2014	For the Year Ended June 30, 2013	(Unaudited) For the Year Ended June 30, 2012
Net Gain (Loss)	$(5,269,766)	$(8,777,172)	$(5,200,898)
Adjustment for:
Depreciation	—	—	6,692
Stock based compensation	248,450	469,778	302,653
Interest expense on loans due to Parent (Note 7)	2,729,725	2,006,512	1,117,263
Accretion expense (Note 8)	122,732	167,744	153,704
Change in reclamation	(3,404)	(3,413)	(5,312)
Insurance expense	245,217	245,215	245,213
Non cash gain on the sale of a mineral property (Note 6)	—	(4,421,233)	—
Other than temporary impairement of marketable securities (Note 2)	—	4,050,000	—
(Increase) Decrease in prepaid expenses	(23,380)	107,497	(191,756)
Increase (Decrease) in accounts payable	(57,366)	87,400	—
Cash (used in) operating activities	$(2,007,792)	$(6,067,672)	$(3,572,441)

Sale (purchase) of marketable securities	(49,950)	—	—
Increase of reclamation bond	—	(62,994)	—
Purchase of mineral properties	—	—	(1,064,001)
Sale of mineral properties	—	(14,706)	—
Cash (used in) investing activities	$(49,950)	$(77,700)	$(1,064,001)

Loan from Parent (Note 7)	2,346,319	6,033,020	4,244,481
Cash provided by financing activities	$2,346,319	$6,033,020	$4,244,481

Change in cash during year	288,577	(112,352)	(391,961)

Cash at beginning of year	171,643	283,995	675,956
Cash at end of year	$460,220	$171,643	$283,995
	460,220	171,643	283,995

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT NEVADA GOLD CORP.
Consolidated Statements of Stockholders’ Equity
As at June 30, 2014, June 30, 2013 and June 30, 2012
(Expressed in United States dollars, unless otherwise stated)

	Shares	Common Stock	Additional Paid in Capital	Deficit Accumulated During Exploration Stage	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity

Balance at June 30, 2012 (Unaudited)	176,059,978	$29,144,553	$—	$(8,694,355)	$2,124,853	$—	$22,575,051
Stock based compensation	—	—	—	—	469,778	—	469,778
Imputed interest on loans due to parent	—	—	—	—	2,006,512	—	2,006,512
Net Income (loss)	—	—	—	(8,777,172)	—	—	(8,777,172)
Balance at June 30, 2013	176,059,978	29,144,553	—	(17,471,527)	4,601,143	—	16,274,169
Stock based compensation	—	—	—	—	248,450	—	248,450
Imputed interest on loans due to parent	—	—	—	—	2,729,725	—	2,729,725
Unrealized gain on available for sale securities	—	—	—	—	—	60,149	60,149
Net Income (loss)	—	—	—	(5,269,766)	—	—	(5,269,766)
Balance at June 30, 2014	176,059,978	29,144,553	—	(22,741,293)	7,579,318	60,149	14,042,727

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

1.   Principal Accounting Policies:

Paramount Nevada Gold Corp. (the “Company”), incorporated under the General Corporation Law of the Province of British Columbia, and its wholly-owned subsidiaries are engaged in the acquisition, exploration and development of precious metal properties. The Company’s wholly owned subsidiaries include X-Cal USA, Inc., New Sleeper Gold LLC and Sleeper Mining Company, LLC. The Company is in the process of exploring its mineral properties in Nevada, United States. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to advance its projects and to date has not determined whether these properties contain reserves that are economically recoverable.

Spin-Off from Paramount Gold and Silver Corp. Paramount Gold and Silver Corp. (“Paramount” or “Parent”) owns 100% of the issued and outstanding shares of the Company. On December 16, 2014, Paramount entered in to a plan of merger with Coeur Mining in which upon completion shares of the Company will be spun-off into an independent public company. The transaction is described in Note 11.

Basis of Presentation and Preparation

The consolidated financial statements are prepared by management in accordance with U.S generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated cash flow from operations and is unlikely to generate cash flows from operations in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its Parent, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at June 30, 2014, the Company has an accumulated deficit of $22,741,293 (2013 - $17,471,527) and incurred a net loss of $5,269,766 (2013 - $8,777,172; 2012 - $5,200,898). These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Management plans to complete a spin-off of the Company from its Parent in order to gain access to equity financing in order to alleviate doubts about going concern, as further described in Note 11. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates made by management in the accompanying financial statements include the adequacy of the Company’s asset retirement obligations, valuation of deferred tax assets, estimation of market rates of interest, and allocations of administrative overhead costs from Paramount.

Allocations

Paramount provides administrative support to the Company for executive management, information systems and certain accounting, legal and other administrative functions. The cost of these services were allocated to the Company based primarily on a percentage of the Company’s exploration costs as compared to Paramount’s consolidated exploration costs. The allocations may not reflect the expense the Company would have incurred as an independent, publicly traded company for the periods presented.

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

1.   Principal Accounting Policies: (continued)

The consolidated financial statements for the years ended June 30, 2014, 2013 and 2012 also reflect interest expense imputed by the Company on the non-interest bearing loans from Paramount (Note 8).

Management believes that its allocations are reasonable and based on a systematic and rational method; however, they are not necessarily indicative of the actual financial results of the Company, including such expenses that would have been incurred by the Company had it been operating as a separate, stand-alone entity for the periods presented. As a stand-alone entity, the Company expects to incur expenses that may not be comparable in future periods to what is presented for the historical periods presented in the consolidated financial statements. Consequently, the financial information herein may not reflect the financial position, results of operations and cash flows of the Company in the future or if the Company had been an independent stand-alone entity during all of the periods presented. In our opinion, the consolidated financial statements include all adjustments necessary for a fair presentation of its results of operations.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash and cash equivalents.

Marketable Securities

The Company classifies its marketable securities as available-for-sale securities. The securities are measured at fair market value in the financial statements with unrealized gains and temporary losses on investments classified as available for sale are included within accumulated other comprehensive income, net of any related tax effect. Upon realization, such amounts are reclassified from accumulated other comprehensive income to other income, net, realized gains and losses and other than temporary impairments, if any, are reflected in the statements of operations as other income or expenses. The Company does not recognize changes in the fair value of its investments in income unless a decline in value is considered other than temporary.

Fair Value Measurements

The Company has adopted FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. The Company applies fair value accounting for all financial assets and liabilities and non – financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Stock Based Compensation

The Company has adopted the provisions of FASB ASC 718, “Stock Compensation” (“ASC 718”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). New shares of the Company’s Common Stock will be issued for any options exercised or awards granted.

Comprehensive Income

FASB ASC 220“Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

1.   Principal Accounting Policies: (continued)

Mineral Properties

Mineral property acquisition costs are capitalized when incurred and will be amortized using the units –of – production method over the estimated life of the reserve following the commencement of production. If a mineral property is subsequently abandoned or impaired, any capitalized costs will be expensed in the period of abandonment or impairment.

Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Exploration Costs

Exploration costs, which include maintenance, development and exploration of mineral claims, are expensed as incurred. When it is determined that a mineral deposit can be economically developed as a result of establishing proven and probable reserves, the costs incurred after such determination will be capitalized and amortized over their useful lives. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

Asset Retirement Obligations

The Company follows the provisions of ASC 440, “Asset Retirement and Environmental Obligations”, which establishes the standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The Company’s asset retirement obligations are further described in Note 9.

Income Taxes

Income taxes are determined using assets and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted FASB ASC 740 as of its inception. Pursuant to FASB ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. Potential benefits of non-capital losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the non-capital losses carried forward in future periods; and accordingly is offset by a valuation allowance. FIN No.48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken in tax returns.

To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts would be accrued and classified as a component of income tax expense in our Consolidated Statements of Operations and Comprehensive Loss. The Company elected this accounting policy, which is a continuation of our historical policy, in connection with our adoption of FIN 48.

Revenue Recognition

Revenue is recognized when persuasive evidence that an agreement exists, the risks and rewards of ownership pass to the purchaser, the selling price is fixed and determinable; or collection is reasonably assured. The passing of title to the purchaser is based on the terms of the purchase and sale agreement.

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

1.   Principal Accounting Policies: (continued)

Concentration of Credit Risk and Amounts Receivable

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company maintains cash in accounts which may, at times, exceed federally insured limits. At June 30, 2014, the balances of approximately $0.46 million were in excess of federally insured limits. We deposit our cash with financial institutions which we believe have sufficient credit quality to minimize the risk of loss.

Foreign Currency

The parent company’s functional currency is the United States dollar. The functional currencies of the Company’s wholly-owned subsidiaries are the U.S. Dollar and the Canadian Dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the consolidated balance sheet date. Foreign currency transaction gains and losses are included in the statement of operations and comprehensive loss.

The financial statements of the subsidiaries are translated to United States dollars in accordance with ASC 830 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

Accounting Pronouncements Adopted During the Period

i)   ASU 2014-10

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915)”. The amendments in ASU 2014-10 remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the removal of Topic 915, Development Stage Entities, from the FASB Accounting Standards Codification. In addition, the ASU: (a) adds an example disclosure in Topic 275, Risks and Uncertainties, to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities; and (b) removes an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity. The presentation and disclosure requirements in Topic 915 will no longer be required for the first annual reporting period beginning after December 15, 2014. The withdrawal of the presentation and disclosure requirements of Topic 915 is effective for annual reporting periods beginning after December 15, 2015. The revised consolidation standards are effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted for any annual reporting period or interim period for which an entity’s financial statements have not yet been issued or made available for issuance. The Company has early adopted ASU 2014-10 and impacts of its adoption have been reflected throughout the Company’s consolidated financial statements, with the significant effect being the elimination of disclosures of certain cumulative amounts incurred during the period from inception to the period end reporting date.

New Accounting Pronouncements Not Yet Adopted

i)   ASU 2013-05

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-05, “Foreign Currency Matters (Topic 830); Parents Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” This guidance applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business (other than a sale of substance real estate or conveyance of oil and gas, mineral rights) within a foreign entity. ASU No. 2013-05 is effective

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

1.   Principal Accounting Policies: (continued)

prospectively for fiscal years (and interim reporting periods with those years) beginning after December 15, 2013. We are currently reviewing the provisions of ASU No. 2013-05 on our financial position or results of operations.

ii)   ASU 2013-11

In July 2013, FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exits.” The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. ASU No. 2013-11 is effective for public entities for fiscal years beginning after December 15, 2013, and interim periods within those years. Early adoption is permitted. The amendments should be applied to all unrecognized tax benefits that exist as of the effective date. Entities may choose to apply the amendments retrospectively to each prior reporting period presented. We are currently assessing the impact of the adoption of this update on our financial position or results of operations.

2.   Marketable Securities and Investments:

The following table summarizes the Company’s available-for sale securities on hand as of June 30, 2014:

	Cost Basis	Impairment Charge	Adjusted Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Marketable securities at June 30, 2014	$499,950		$499,950	—	$60,149	$560,099
Marketable securities at June 30, 2013	$4,500,000	$4,050,000	$450,000	—	—	$450,000

As at June 30, 2014, marketable securities reflected in the table above include a convertible preferred share with an attached purchase warrant of a single entity involved in the exploration of precious metals. During the year ended June 30, 2014, the Company recorded an unrealized gain of $60,149 (2013 – $nil) with respect to these securities. Subsequent to June 30, 2014, the convertible preferred shares were sold (Note 11).

As at June 30, 2013, marketable securities reflected in the table above include common stock of a single entity involved in the exploration of precious metals. The Company performs a quarterly assessment on its marketable securities with unrealized losses to determine if the security is other than temporarily impaired. Management determined that the unrealized losses are other than temporary based on the severity of the impairment (approximately 75 percent less than cost). During the year ended June 30, 2013 an other than temporary impairment charge of $4,050,000 was recorded for securities with a cost basis of $4,500,000. The Company sold the marketable securities for $450,000 during the year ended June 30, 2014.

3.   Fair Value Measurements:

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization with the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

3.   Fair Value Measurements: (continued)

The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at June 30, 2014				June 30, 2013
Assets	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$460,220	$460,220	$—	$—	$171,643
Marketable Securities	$560,099	$—	$—	$560,099	$450,000

The Company’s cash and cash equivalents and short-term investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash and cash equivalents that are valued based on quoted market prices in active markets are primarily comprised of commercial paper, short-term certificates of deposit and U.S. Treasury securities.

The Company’s marketable securities include convertible preferred stock and stock purchase warrants. The convertible preferred stock is recorded at fair market value in the financial statements based on quoted market prices of the underlying common stock security with an adjustment made using a European put option model to reflect certain restrictions from resale. The stock purchase warrants’ fair value is recorded using a Black Scholes options model using inputs such as contractual terms, stock volatility and implied interest rates. The Company’s marketable securities are classified within Level 3 of the fair value hierarchy.

The carrying value of due to Parent approximates its fair value due to the short term nature of the obligation. The Company has recorded interest on the amount due to Parent at a rate estimated to be a market rate of interest (Note 7).

4.   Non-Cash Transactions:

During the years ended June 30, 2014, 2013 and 2012, the Company entered into certain non-cash activities as follows:

	2014	2013	2012
Operating and Financing Activities
From issuance of shares for mineral properties	$—	$—	$964,000
Receipt of shares for sale of mineral properties	$—	$4,421,233	$—

5.   Capital Stock:

Authorized capital stock consists of unlimited common shares without par value. At June 30, 2014 and June 30, 2013 there were 176,059,978 shares issued and outstanding.

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

6.   Mineral Properties:

The Company has capitalized acquisition costs on mineral properties as follows:

	June 30, 2014	June 30, 2013
Sleeper	$25,891,490	$25,891,490
Mill Creek	2,096,616	2,096,616
Spring Valley	385,429	385,429
	$28,373,535	$28,373,535

Sleeper:

The Sleeper Gold Project was acquired through our acquisition of X-Cal Resources Ltd. in August 2010. Sleeper is located in northern Nevada approximately 26 miles northwest of the town of Winnemucca. When acquired in 2010, the Sleeper Gold Mine consisted of 1,044 unpatented mining claims. In August 2011 and July 2012, the Company has staked a total of 1,526 additional unpatented lode mining claims. Cumulative exploration expenses incurred from August 2010 to June 30, 2014 are $12,846,437.

Mill Creek:

The Mill Creek property consists of 36 unpatented lode mining claims totaling 720 acres south of Battle Mountain Nevada.

Spring Valley:

The Spring Valley property consists of 38 unpatented lode mining claims located in Pershing County, Nevada.

Reese River:

During the year ended June 30, 2013, the Company sold its Reese River property located in north central Nevada consisting of 148 unpatented lode mining claims with a recorded book value of $64,061 to Valor Gold Corp. for $21,000 in cash and 6 million restricted shares of Valor Gold Corp. with a market value of $7,440,000. To reflect the restriction of sale of these common shares as defined by Rule 144 of the U.S. Securities and Exchange Commission, the Company applied a discount of approximately 40% to the market value and recorded the investment with a cost basis of $4,500,000. The discount was calculated using the Chaffee European Put Option Model. A gain on disposal of mineral property, net of transaction costs, of $4,421,233 has been recorded on the statement of operations (Note 4).

7.   Related Party Transactions:

The Company’s expenses included allocations from its Parent of costs associated with administrative support functions which included executive management, information systems, finance, legal, accounting and certain other administrative functions and stock-based compensation. Allocated stock-based compensation included equity awards granted to employees of the Company as well as allocated stock-based compensation expense associated with Parent employees that provided administrative support to the Company. The Company’s allocated expenses from Parent were as follows:

	2014	2013	2012
Allocated expenses included in:
Exploration	$116,305	$114,457	$177,930
Professional fees	179,976	480,858	243,618
Directors compensation	127,711	329,480	199,049
Total	$423,992	$924,795	$620,597

As of June 30, 2014 and June 30, 2013, respectively, the Company owed a total of $16,886,809 and $14,540,490 to its parent Paramount. Due to undercapitalization of the Company, Paramount has been funding the operations

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

7.   Related Party Transactions: (continued)

on an as need basis. These advances are non-interest bearing in nature and have no fixed terms of repayment. The Company has imputed interest on these sums at the rate of 17.5% per annum and has recorded interest expense related to these balances in the amount of $2,729,725 and $2,006,512 for the year ended June 30, 2014 and June 30, 2013. Because the related parties do not expect these amounts to be repaid, the interest has been recorded as a contribution of capital at June 30, 2014 and June 30, 2013.

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of administrative expenses and stock-based compensation are reasonable. However, such expenses may not be indicative of the actual expenses that would have been incurred by the Company as a stand-alone company. As such, the financial information herein many not necessarily reflect the consolidated financial position, results of operation, and cash flows of the Company in the future or if the Company had been a stand-alone entity during the periods presented.

All transactions with related parties are made in the normal course of operations and are measured at exchange value.

8.   Reclamation and Environmental:

The Company holds an insurance policy related to its Sleeper Gold Project that covers reclamation costs in the event the Company defaults on payments of its reclamation costs up to an aggregate of $25 million. The insurance premium is being amortized over ten years and the current and non-current prepaid insurance balance at June 30, 2014 is $122,605 (2013 - $367,822).

As a part of the policy, the Company has funds in a commutation account which is used to reimburse reclamation costs and indemnity claims. The balance of the commutation account at June 30, 2014 is $2,626,538 (2013 - $2,718,384).

Reclamation and environmental costs are based principally on legal requirements. Management estimates costs associated with reclamation of mineral properties and properties under mine closure. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.

The asset retirement obligation at the Sleeper Gold Project has been measured using the following variables: 1) Expected costs for earthwork, re-vegetation, in-pit water treatment, on-going monitoring, labor and management, 2) Inflation adjustment, and 3) Market risk premium. The sum of the expected costs by year is discounted using the Company’s credit adjusted risk free interest rate from the time it expects to pay the retirement obligation to the time it incurs the obligation. The reclamation and environmental obligation recorded on the balance sheet is equal to the present value of the estimated costs.

The current undiscounted estimate of the reclamation costs for existing disturbances at the Sleeper Gold Project is $3,915,626 as required by U.S Bureau of Land Management and the Nevada Department of Environmental Protection. Assumptions used to compute the asset retirement obligations for the year ended June 30, 2014 for the Sleeper Gold Project included a credit adjusted risk free rate and inflation rate of 9.76% (2013 – 9.76%) and 2.0% (2013 – 2.0%), respectively. Expenses are expected to be incurred between the years 2014 and 2053.

Changes to the Company’s asset retirement obligations are as follows:

	June 30, 2014	June 30, 2013
Balance at beginning of period	$1,263,584	$1,198,179
Accretion expense	122,732	167,744
Payments	(95,250)	(102,339)
Balance at end of period	$1,291,066	$1,263,584

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

9.   Income Taxes:

At June 30, 2014, the Company has net operating loss carry forwards in the United States of $8,343,049 (2013 - $5,676,272) expiring between the years 2031 and 2034 which are available to reduce future taxable income. As at June 30, 2014, the Company has non-capital loss carry forwards in Canada of $4,679,422 (2013- $5,227,396) expiring between 2015 and 2032 which are available to reduce future taxable income. The tax effects of the significant components within the Company’s deferred tax asset (liability) at June 30, 2014 are as follows:

	2014	2013
United States
Mineral properties	$2,374,033	$1,989,277
Asset retirement obligation	438,963	429,619
Marketable securities	1,377,000	1,377,000
Net operating losses	2,836,637	1,365,196

Canada
Property and equipment	53,678	57,305
Non-capital losses	1,139,636	1,359,123

	$8,219,947	$6,577,520
Valuation allowance	(8,219,947)	(6,577,520)
Net deferred tax asset	$—	$—

The income tax recovery differs from the amounts computed by applying statutory tax to pre-tax losses as a result of the following:

	2014	2013
Income (Loss) Before Taxes	(5,269,767)	(8,777,172)
US Statutory tax rate	26.00%	25.25%
Expected income tax (recovery)	(1,370,139)	(2,216,236)
Non-deductible items	1,013,977	983,565
Change in estimates	(1,384,413)	1,571,056
Other	—	(1,525,000)
Change in tax rates	—	(59,786)
Foreign currency adjustments	76,380	40,960
Foreign Tax Rate Difference	(113,207)	(430,948)
Loss expired during the year	134,976	243,399
Change in Valuation Allowance	1,642,426	1,392,990
Total income taxes (recovery)	—	—

Current tax expense (recovery)	—	—
Deferred tax expense (recovery)	—	—

The potential tax benefits of net operating and non capital losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating or non capital losses carried forward in future years.

PARAMOUNT NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2014, 2013 and 2012
(Expressed in United States dollars, unless otherwise stated)

9.   Income Taxes: (continued)

Accounting for uncertainty for Income Tax

Income taxes are determined using assets and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Effective July 1, 2009, the Company adopted the interpretation for accounting for uncertainty in income taxes which was an interpretation of the accounting standard accounting for income taxes. This interpretation created a single model to address accounting for uncertainty in tax positions. This interpretation clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

As at June 30, 2014 and 2013, the Company’s consolidated balance sheets did not reflect a liability for uncertain tax positions, nor any accrued penalties or interest associated with income tax uncertainties. The Company is subject to income taxation at the federal and state levels. The Company is subject to US federal tax examinations for the tax years 2009 through 2014. Loss carryforwards generated or utilized in years earlier than 2009 are also subject to examination and adjustment. The Company has no income tax examinations in process.

10.   Subsequent Events:

On December 16, 2014, Paramount Gold and Silver Corp., the parent company of the Company, entered into an agreement and plan of merger with Coeur Mining, Inc. pursuant to which Coeur will acquire all of the issued and outstanding shares of common stock of Paramount Gold and Silver Corp. In addition, Paramount stockholders will receive their pro-rata share of the outstanding shares of the Company (“SpinCo”). The Company will be capitalized with $10 million in cash from Coeur Mining. Upon completion of the merger, Paramount stockholders will hold, in aggregate, a 95.1% interest in SpinCo and Coeur will hold the remaining 4.9%.

On September 30, 2014, the Company sold its investment in convertible preferred stock for proceeds of $462,000.

Since the announcement of the merger on December 17, 2014, the Company was named as a defendant in three putative stockholder class action suits, brought by a purported stockholder of our Parent Company (“Paramount”), challenging the proposed merger (the “Complaints”). The Complaints were filed in the Court of Chancery in the State of Delaware. The plaintiffs generally claims that the board of directors of our Parent breached their fiduciary duties to Paramount stockholders by authorizing the merger with Coeur Mining for what the plaintiffs assert is inadequate consideration and pursuant to an allegedly inadequate process. Paramount, members of the Paramount board, and the Company deny any wrongdoing and are vigorously defending all of the actions.

PARAMOUNT NEVADA GOLD CORP.

Condensed Consolidated Interim Financial Statements

(Unaudited)

Period ended December 31, 2014 and 2013

PARAMOUNT NEVADA GOLD CORP.
Condensed Consolidated Interim Balance Sheets
As at December 31, 2014 and June 30, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

	As at December 31, 2014	As at June 30, 2014
Assets

Current Assets
Cash and cash equivalents	$938,078	$460,220
Prepaid and deposits	266,142	107,639
Prepaid insurance, current portion (Note 8)	49,043	122,605
Marketable Securities (Note 2)	5,151	560,099
Total Current Assets	1,258,414	1,250,563
Non-Current Assets
Mineral properties (Note 7)	28,036,135	28,373,535
Prepaid insurance, non current portion (Note 8)	49,040	-
Reclamation bond (Note 8)	2,535,580	2,626,538
Total Non-Current Assets	30,620,755	31,000,073
Total Assets	$31,879,169	$32,250,636

Liabilities and Stockholders' Equity

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	$4,301	$30,034
Due to Parent Company (Note 6)	17,845,302	16,886,809
Total Current Liabilities	17,849,603	16,916,843

Non-Current Liabilities
Reclamation and environmental obligation (Note 8)	1,266,015	1,291,066
Total Liabilities	19,115,618	18,207,909

Stockholders' Equity
Common stock, no par value, unlimited authorized shares, 176,059,978 issued and outstanding at December 31, 2014 and June 30, 2014	29,144,553	29,144,553
Contributed surplus	9,120,391	7,579,318
Deficit accumulated during the exploration stage	(25,436,694)	(22,741,293)
Accumulated other comprehensive income (loss)	(64,699)	60,149
Total Stockholders' Equity	12,763,551	14,042,727

Total Liabilities and Stockholders' Equity	$31,879,169	$32,250,636

Going Concern: Note 1
Commitments and Contingencies: Note 9
Subsequent Events: Note 10

The accompanying notes are an integral part of the condensed consolidated interim financial statements

PARAMOUNT NEVADA GOLD CORP.
Condensed Consolidated Interim Statements of Operations and Comprehensive Loss
For the Three and Six Month Periods Ended December 31, 2014 and 2013
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

	For the Three Month Period Ended December 31, 2014	For the Six Month Period Ended December 31, 2014	For the Three Month Period Ended December 31, 2013	For the Six Month Period Ended December 31, 2013
Revenue
Interest income	$731	$1,477	$953	$1,909
Other income	67,049	97,535	46,745	51,745
Total Revenue	67,780	99,012	47,698	53,654

Expenses
Exploration	360,036	724,618	433,322	880,425
Professional fees	23,539	74,553	24,857	105,953
Directors compensation	6,271	16,993	15,378	39,507
Office & administration	10,126	20,626	10,060	23,265
Interest & service charges	776,629	1,529,868	707,179	1,373,838
Insurance	18,686	54,946	67,517	151,910
Accretion	33,692	67,384	30,683	61,366
Write down of mineral property	—	337,400	—	—
Total Expenses	1,228,979	2,826,388	1,288,996	2,636,264
Net Loss before other items	1,161,199	2,727,376	1,241,298	2,582,610

Other items
Loss (Gain) on sale of marketable securities	—	(31,975)	—	—
Net Loss	1,161,199	2,695,401	1,241,298	2,582,610

Other comprehensive loss
Unrealized loss on available-for-sale-securities	1,183	124,848	108,591	3,798
Total Comprehensive Loss for the Period	$1,162,382	$2,820,249	$1,349,889	$2,586,408

Loss per Common share
Basic	$0.01	$0.02	$0.01	$0.01
Diluted	$0.01	$0.02	$0.01	$0.01

Weighted Average Number of Common
Shares Used in Per Share Calculations
Basic	176,059,978	176,059,978	176,059,978	176,059,978
Diluted	176,059,978	176,059,978	176,059,978	176,059,978

The accompanying notes are an integral part of the condensed consolidated interim financial statements

PARAMOUNT NEVADA GOLD CORP.
Condensed Consolidated Interim Statements of Cash Flows
For the Six Month Periods Ended December 31, 2014 and 2013
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

	For the Six Month Period Ended December 31, 2014	For the Six Month Period Ended December 31, 2013
Net Loss	$(2,695,401)	$(2,582,610)
Adjustment for:
Stock based compensation	11,569	16,920
Write-down of mineral properties	337,400	—
Interest expense on loans due to Parent (Note 6)	1,529,504	1,373,613
Accretion expense (Note 8)	67,384	61,366
Change in reclamation	(1,477)	(1,909)
Insurance expense	24,522	122,609
Gain on sale of marketable securities	(31,975)
(Increase) Decrease in prepaid expenses	(158,503)	(191,915)
Increase (Decrease) in accounts payable	(25,733)	(83,331)
Cash (used in) operating activities	(942,710)	(1,285,257)

Sale (purchase) of marketable securities	462,075	(49,950)
Cash (provided by) investing activities	462,075	(49,950)

Loan from Parent (Note 6)	958,493	1,742,814
Cash provided by (used in) financing activities	958,493	1,742,814

Change in cash during year	477,858	407,607

Cash at beginning of year	460,220	171,643
Cash at end of year	$938,078	$579,250

The accompanying notes are an integral part of the condensed consolidated interim financial statements

PARAMOUNT NEVADA GOLD CORP.
Condensed Consolidated Interim Statements of Shareholders’ Equity
From June 30, 2012 to the Six Month Periods Ended December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

	Shares	Common Stock	Deficit Accumulated During Exploration Stage	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity
Balance at June 30, 2012 (Unaudited)	176,059,978	$29,144,553	$(8,694,355)	$2,124,853	$—	$22,575,051
Stock based compensation	—	—	—	469,778	—	469,778
Imputed interest on loans due to parent	—	—	—	2,006,512	—	2,006,512
Net Income (loss)	—	—	(8,777,172)	—	—	(8,777,172)
Balance at June 30, 2013	176,059,978	29,144,553	(17,471,527)	4,601,143	—	16,274,169
Stock based compensation	—	—	—	248,450	—	248,450
Imputed interest on loans due to parent	—	—	—	2,729,725	—	2,729,725
Unrealized gain on available for sale securities	—	—	—	—	60,149	60,149
Net Income (loss)	—	—	(5,269,766)	—	—	(5,269,766)
Balance at June 30, 2014	176,059,978	29,144,553	(22,741,293)	7,579,318	60,149	14,042,727
Stock based compensation	—	—	—	6,613	—	6,613
Imputed interest on loans due to parent	—	—	—	753,002	—	753,002
Unrealized gain on available for sale securities	—	—	—	—	(123,665)	(123,665)
Net Income (loss)	—	—	(1,534,202)	—	—	(1,534,202)
Balance at September 30, 2014	176,059,978	29,144,553	(24,275,495)	8,338,933	(63,516)	13,144,475
Stock based compensation	—	—	—	4,956	—	4,956
Imputed interest on loans due to parent	—	—	—	776,502	—	776,502
Unrealized gain on available for sale securities	—	—	—	—	(1,183)	(1,183)
Net Income (loss)	—	—	(1,161,199)	—	—	(1,161,199)
Balance at December 31, 2014	176,059,978	29,144,553	(25,436,694)	9,120,391	(64,699)	12,763,551

The accompanying notes are an integral part of the condensed consolidated interim financial statements

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

1.   Principal Accounting Policies:

Paramount Nevada Gold Corp. (the “Company”), incorporated under the General Corporation Law of the Province of British Columbia, and its wholly-owned subsidiaries are engaged in the acquisition, exploration and development of precious metal properties. The Company’s wholly owned subsidiaries include X-Cal USA, Inc., New Sleeper Gold LLC and Sleeper Mining Company, LLC. The Company is in the process of exploring its mineral properties in Nevada, United States. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to advance its projects and to date has not determined whether these properties contain reserves that are economically recoverable.

Spin-Off from Paramount Gold and Silver Corp. Paramount Gold and Silver Corp. (“Paramount” or “Parent”) owns 100% of the issued and outstanding shares of the Company. On December 16, 2014, Paramount entered in to a plan of merger with Coeur Mining in which upon completion shares of the Company will be spun-off into an independent public company. The transaction is described in Note 10.

Basis of Presentation and Preparation

The accompanying unaudited condensed consolidated interim financial statements of the Company have been prepared in accordance with accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. In the opinion of management, all of the normal and recurring adjustments necessary to fairly present the interim financial information set forth herein have been included. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.

These condensed consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States and, with the exception of new accounting pronouncements described in Note 2, follow the same accounting policies and methods of their application as the most recent annual financial statements. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. These condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended June 30, 2014.

Going Concern

These condensed consolidated interim financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated cash flow from operations and is unlikely to generate cash flows from operations in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its Parent, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at December 31, 2014, the Company has an accumulated deficit of $25,436,694 (June 30, 2014 - $22,741,293) and incurred a net loss of $1,161,199 (2013 - $1,241,298). These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Management plans to complete a spin-off of the Company from its Parent in order to gain access to equity financing in order to alleviate doubts about going concern, as further described in Note 10. These condensed consolidated interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Marketable Securities

The Company classifies its marketable securities as available-for-sale securities. The securities are measured at fair market value in the financial statements with unrealized gains and temporary losses on investments classified as available for sale are included within accumulated other comprehensive income, net of any related tax effect.

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

1.   Principal Accounting Policies: (continued)

Upon realization, such amounts are reclassified from accumulated other comprehensive income to other income, net, realized gains and losses and other than temporary impairments, if any, are reflected in the statements of operations as other income or expenses. The Company does not recognize changes in the fair value of its investments in income unless a decline in value is considered other than temporary.

Use of Estimates

The preparation of these condensed consolidated interim financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates made by management in the accompanying condensed consolidated interim financial statements include collectability of amounts receivable, the adequacy of the Company’s asset retirement obligations, valuation of deferred tax asset, estimation of market rates of interest, and allocations of administrative overhead costs from Paramount.

Allocations

Paramount provides administrative support to the Company for executive management, information systems and certain accounting, legal and other administrative functions. The cost of these services were allocated to the Company based primarily on a percentage of the Company’s exploration costs as compared to Paramount’s consolidated exploration costs. The allocations may not reflect the expense the Company would have incurred as an independent, publicly traded company for the periods presented.

The condensed consolidated interim financial statements for the period ended December 31, 2014 and 2013 also reflect interest expense imputed by the Company on the non-interest bearing loans from Paramount (Note 6).

Management believes that its allocations are reasonable and based on a systematic and rational method; however, they are not necessarily indicative of the actual financial results of the Company, including such expenses that would have been incurred by the Company had it been operating as a separate, stand-alone entity for the periods presented. As a stand-alone entity, the Company expects to incur expenses that may not be comparable in future periods to what is presented for the historical periods presented in the condensed consolidated interim financial statements. Consequently, the financial information herein may not reflect the financial position, results of operations and cash flows of the Company in the future or if the Company had been an independent stand-alone entity during all of the periods presented. In our opinion, the condensed consolidated interim financial statements include all adjustments necessary for a fair presentation of its results of operations.

Stock Based Compensation

The Company has adopted the provisions of FASB ASC 718, “Stock Compensation” (“ASC 718”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

Mineral Properties

Mineral property acquisition costs are capitalized when incurred and will be amortized using the units –of – production method over the estimated life of the reserve following the commencement of production. If a mineral property is subsequently abandoned or impaired, any capitalized costs will be expensed in the period of abandonment or impairment.

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

1.   Principal Accounting Policies: (continued)

Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Exploration Costs

Exploration costs, which include maintenance, development and exploration of mineral claims, are expensed as incurred. When it is determined that a mineral deposit can be economically developed as a result of establishing proven and probable reserves, the costs incurred after such determination will be capitalized and amortized over their useful lives. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

Asset Retirement Obligations

The Company follows the provisions of ASC 440, “Asset Retirement and Environmental Obligations”, which establishes the standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The Company’s asset retirement obligations are further described in Note 8.

Net Loss per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during each period. Diluted loss per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

2.   Marketable Securities:

The following table summarizes the Company’s available-for sale securities on hand as of December 31, 2014 and June 30, 2014:

	Cost Basis	Impairment Charge	Adjusted Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Marketable securities at December 31, 2014	$69,850	—	69,850	64,699	—	$5,151
Marketable securities at June 30, 2014	$499,950	—	$499,950	—	60,149	$560,099

During the six month period ended December 31, 2014, the Company sold marketable securities with a cost basis of $430,100 for net proceeds of $462,075. The gain on sale of securities of $31,975 was recorded on the statement of operations. As a result of the transaction, the Company reversed from comprehensive income $106,631 it had previously recorded as an unrealized gain. The Company also recorded an unrealized loss of $18,217 (2013 – $39,989 gain). The marketable securities reflected in the table above includes stock purchase warrants of a single entity involved in the exploration of precious metals. The Company performs a quarterly assessment on its marketable securities with unrealized losses to determine if the security is other than temporarily impaired.

3.   Fair Value Measurements:

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization with the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

3.   Fair Value Measurements: (continued)

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3	Inputs that are both significant to the fair value measurement and unobservable.

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2014				June 30, 2014
Assets	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$938,078	938,078	—	—	$460,220
Marketable Securities	$5,151	—	—	$5,151	$560,099

The Company’s cash and cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash and cash equivalents that are valued based on quoted market prices in active markets are primarily comprised of commercial paper, short-term certificates of deposit and U.S. Treasury securities.

At December 31, 2014, the Company’s marketable securities are comprised of stock purchase warrants. The stock purchase warrants’ fair value is recorded using a Black Scholes options model using inputs such as contractual terms, stock volatility and implied interest rates. The Company’s marketable securities are classified within Level 3 of the fair value hierarchy.

The carrying value due to Parent approximates its fair value due to the short term nature of the obligation. The Company has recorded interest on the amount due to Parent at a rate estimated to be a market rate of interest (Note 6).

4.   Non-Cash Transactions:

During the six month period ended December 31, 2014 and 2013, the Company did not enter into non-cash activities.

5.   Capital Stock:

Authorized capital stock consists of unlimited common shares without par value. At December 31, 2014 and June 30, 2014 there were 176,059,978 shares issued and outstanding.

6.   Related Party Transactions:

The Company’s expenses included allocations from its Parent of costs associated with administrative support functions which included executive management, information systems, finance, legal, accounting and certain other administrative functions and stock-based compensation. Allocated stock-based compensation included

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

6.   Related Party Transactions: (continued)

equity awards granted to employees of the Company as well as allocated stock-based compensation expense associated with Parent employees that provided administrative support to the Company. For the three and six month periods ended December 31, 2014 and 2013, the Company’s allocated expenses from Parent were as follows:

	2014		2013
	Three Month Period	Six Month Period	Three Month Period	Six Month Period
Allocated expenses included in:
Exploration	$3,700	$7,400	$—	$7,400
Professional fees	13,436	48,112	28,822	79,981
Directors compensation	6,271	16,993	15,378	39,507
Total	$23,407	$72,505	$44,200	$126,888

As of December 31, 2014 and June 30, 2014, respectively, the Company owed a total of $17,845,302 and $16,886,809 to its parent Paramount. Due to undercapitalization of the Company, Paramount has been funding the operations on an as needed basis. These advances are non-interest bearing in nature and have no fixed terms of repayment. The Company has imputed interest on these sums at the rate of 17.5% per annum and has recorded interest expense related to these balances in the amount of $1,529,504 and $1,373,613 for the six months ended December 31, 2014 and December 31, 2013. Because the related parties do not expect these amounts to be repaid, the interest has been recorded as a contribution of capital at December 31, 2014 and December 31, 2013.

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of administrative expenses and stock-based compensation are reasonable. However, such expenses may not be indicative of the actual expenses that would have been incurred by the Company as a stand-alone company. As such, the financial information herein may not necessarily reflect the consolidated financial position, results of operation, and cash flows of the Company in the future or if the Company had been a stand-alone entity during the periods presented.

All transactions with related parties are made in the normal course of operations and are measured at exchange value.

7.   Mineral Properties:

The Company has capitalized acquisition costs on mineral properties as follows:

	December 31, 2014	June 30, 2014
Sleeper	$25,554,090	$25,891,490
Mill Creek	2,096,616	2,096,616
Spring Valley	385,429	385,429
	$28,036,135	$28,373,535

Sleeper:

The Sleeper Gold Project was acquired through our acquisition of X-Cal Resources Ltd. in August 2010. Sleeper is located in northern Nevada approximately 26 miles northwest of the town of Winnemucca. When acquired in 2010, the Sleeper Gold Mine consisted of 1,044 unpatented mining claims. In August 2011 and July 2012, the Company has staked a total of 1,526 additional unpatented lode mining claims.

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

7.   Mineral Properties: (continued)

During the six month period ended December 31, 2014, the Company dropped 212 mining claims it acquired in 2011 with a recorded value of $337,400. The Company determined that these mining claims no longer had any exploration potential.

Mill Creek:

The Mill Creek property consists of 36 unpatented lode mining claims totaling 720 acres south of Battle Mountain Nevada.

Spring Valley:

The Spring Valley property consists of 38 unpatented lode mining claims located in Pershing County, Nevada.

8.   Reclamation and Environmental:

The Company holds an insurance policy related to its Sleeper Gold Project that covers reclamation costs in the event the Company defaults on payments of its reclamation costs up to an aggregate of $25 million. The unamortized insurance premium is being amortized to December 31, 2016 and the current and non-current prepaid insurance balance at December 31, 2014 is $98,083 (June 30, 2014 - $122,605).

As a part of the policy, the Company has funds in a commutation account which is used to reimburse reclamation costs and indemnity claims. The balance of the commutation account at December 31, 2014 is $2,535,580 (June 30, 2014 - $2,626,538).

Reclamation and environmental costs are based principally on legal requirements. Management estimates costs associated with reclamation of mineral properties and properties under mine closure. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.

The asset retirement obligation at the Sleeper Gold Project has been measured using the following variables: 1)Expected costs for earthwork, re-vegetation, in-pit water treatment, on-going monitoring, labor and management, 2)Inflation adjustment, and 3) Market risk premium. The sum of the expected costs by year is discounted using the Company’s credit adjusted risk free interest rate from the time it expects to pay the retirement obligation to the time it incurs the obligation. The reclamation and environmental obligation recorded on the balance sheet is equal to the present value of the estimated costs.

The current undiscounted estimate of the reclamation costs for existing disturbances at the Sleeper Gold Project is $3,915,626 as required by U.S Bureau of Land Management and the Nevada Department of Environmental Protection. Assumptions used to compute the asset retirement obligations for the year ended June 30, 2014 for the Sleeper Gold Project included a credit adjusted risk free rate and inflation rate of 9.76% (2013 – 9.76%) and 2.0% (2013 – 2.0%), respectively. Expenses are expected to be incurred between the years 2014 and 2053.

Changes to the Company’s asset retirement obligations for the six month period ended December 31, 2014 are as follows:

	December 31, 2014	June 30, 2014
Balance at beginning of period	$1,291,066	$1,263,584
Accretion expense	67,384	122,732
Payments	(92,435)	(95,250)
Balance at end of period	$1,266,015	$1,291,066

PARAMOUNT NEVADA GOLD CORP.
Notes to Condensed Consolidated Interim Financial Statements For the Six Month Period Ended
December 31, 2014
(Expressed in United States dollars, unless otherwise stated)
(Unaudited)

8.   Reclamation and Environmental: (continued)

9.   Commitments and Contingencies:

Coeur Mining, Inc.

On December 16, 2014, Paramount Gold and Silver Corp. entered into an agreement and plan of merger with Coeur Mining, Inc. pursuant to which Coeur will acquire all of the issued and outstanding shares of common stock of Paramount Gold and Silver Corp. In addition, Paramount stockholders will receive their pro-rata share of the outstanding shares of the Company (“SpinCo”). The Company will be capitalized with $10 million in cash from Coeur Mining. Upon completion of the merger, Paramount stockholders will hold, in aggregate, a 95.1% interest in SpinCo and Coeur will hold the remaining 4.9%.

Litigation

Since the announcement of the merger on December 17, 2014, the Company was named as a defendant in two putative stockholder class actions, brought by purported stockholders of our Parent Company (“Paramount”), challenging the proposed merger (the “Complaints”). The Complaints were filed in the Court of Chancery in the State of Delaware. The plaintiffs generally claim that the board of directors of our Parent breached their fiduciary duties to Paramount stockholders by authorizing the merger with Coeur Mining for what the plaintiffs assert is inadequate consideration and pursuant to an allegedly inadequate process. The plaintiffs also claim that Paramount, Coeur, and the Company aided and abetted the other defendants’ alleged breach of duties. Paramount, members of the Paramount board and the Company deny any wrongdoing and are vigorously defending all of the actions.

10. Subsequent events:

Subsequent to December 31, 2014, the Company was named as a defendant in four additional putative stockholder class actions, brought by purported stockholders of our Parent Company (“Paramount”), challenging the proposed merger (the “Complaints”). The Complaints were filed in the Court of Chancery in the State of Delaware. The plaintiffs generally claim that the board of directors of our Paramount breached their fiduciary duties to Paramount stockholders by: (i) authorizing the merger with Coeur for what the plaintiffs assert is inadequate consideration and pursuant to an allegedly inadequate process, and (ii) failing to disclose sufficient information in Form S-4 to allow the shareholders to make an informed vote. The plaintiffs also claim that Paramount, Coeur, and the Company aided and abetted the other defendants’ alleged breach of duties. The plaintiffs seek, among other things, to enjoin the merger, rescind the transaction or obtain rescissory damages if the merger is consummated, obtain other unspecified damages and recover attorneys’ fees and costs. Paramount, members of the Paramount board and the Company deny any wrongdoing and are vigorously defending all of the actions.

Common Stock

Paramount Gold Nevada Corp.

PROSPECTUS

               , 2015

Until                , 2015 (90 days from the effective date of the registration statement), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is a statement of the expenses estimated to be incurred by the registrant in connection with the distribution of the securities registered under this Registration Statement:

Item	Amount
SEC Registration Fee	$3,578.54
Stock Exchange Listing Fee		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*
Total:		*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our amended and restated articles of incorporation will provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire.

Our amended and restated articles of incorporation will provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may purchase and maintain insurance on behalf of any of officers and directors. The indemnification provided in our amended and restated articles of incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our amended and restated bylaws will provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.3900.

Item 15. Recent Sales of Unregistered Securities

On           , 2015, SpinCo issued           shares of common stock to Coeur Mining, Inc., representing approximately 4.9% of the issued and outstanding shares of SpinCo after issuance, in consideration of an equity investment of $1,470,000. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof because the issuance did not involve any public offering of securities.

Item 16. Exhibits and Financial Statement Schedules

(a)   Exhibits

The exhibits set forth in the Exhibit Index are incorporated by reference into this Item 16(a).

(b)   Financial statement schedules

See the Consolidated Financial Statements, which are incorporated by reference into this Item 16(b).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, on February 23, 2015.

PARAMOUNT GOLD NEVADA CORP., a Nevada corporation

By:	/s/ Christopher Crupi
Christopher Crupi
Chief Executive Officer

* * * *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Crupi and Carlo Buffone, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher Crupi	Chief Executive Officer and Director (principal executive officer)	February 23, 2015
Christopher Crupi

/s/ Glen Van Treek	President and Director	February 23, 2015
Glen Van Treek

/s/ Carlo Buffone	Chief Financial Officer (principal financial and accounting officer)	February 23, 2015
Carlo Buffone

/s/ John Carden	Director	February 23, 2015
John Carden

/s/ Christopher Reynolds	Director	February 23, 2015
Christopher Reynolds

/s/ Eliseo Gonzalez-Urien	Director	February 23, 2015
Eliseo Gonzalez-Urien

Exhibit Index

Exhibit No.	Description
2.1	Form of separation and distribution agreement
2.2	Agreement and Plan of Merger
3.1	Form of Amended and Restated Certificate of Incorporation (to be effective at the time of the transactions)
3.2	Form of Amended and Restated Bylaws (to be effective at the time of the transactions)
4.1	Form of Specimen Stock Certificate for SpinCo*
5.1	Opinion of LeClairRyan, A Professional Corporation*
10.1	Form of Equity Incentive Plan of SpinCo*
10.2	Subscription Agreement*
21.1	List of subsidiaries of SpinCo*
23.1	Consent of MNP LLP, Independent Registered Public Accounting Firm
23.2	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.1)*
23.3	Consent of Metal Mining Consultants, Inc.
24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed by amendment.